UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Autodesk, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 2, 2016

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2016 Annual Meeting of Stockholders to be held on Wednesday, June 15, 2016, at 3:00 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

The 2016 Annual Meeting of Stockholders will be held for the following purposes:

1.	To elect the eleven directors listed in the accompanying Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017;

3.	To hold a non-binding vote to approve compensation for our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We are once again relying on the Securities and Exchange Commission rule that allows us to furnish our proxy materials to our stockholders over the Internet rather than in paper form. We believe this delivery process reduces both our environmental impact and the costs of printing and distributing our proxy materials without hindering our stockholders' timely access to this important information.

We hope you will be able to attend this year's Annual Meeting. We will report on fiscal 2016, and there will be an opportunity for stockholders to ask questions. Even if you plan to attend the meeting, please ensure that you are represented by voting in advance. You can vote online or by telephone, or you can request, sign, date and return a proxy card, to ensure your representation at the meeting. Your vote is very important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass
President and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Wednesday, June 15, 2016, at 3:00 p.m., Pacific Time.

Place	Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1) To elect the eleven directors listed in the accompanying Proxy Statement to serve for the coming year and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017.

(3) To hold a non-binding vote to approve compensation for our named executive officers.

(4) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2016 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on April 19, 2016.

Voting

Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and to vote. You can vote online or by telephone, or you can request, sign, date and return your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2016 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the Notice of Internet

All stockholders are cordially invited to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person by ballot even if you previously voted.

By Order of the Board of Directors,

Pascal W. Di Fronzo
Senior Vice President, General Counsel and Secretary

This notice of Annual Meeting, Proxy Statement and accompanying form of proxy card are being made available on or about May 2, 2016.

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF
STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING OF STOCKHOLDERS AND PROCEDURAL MATTERS

Stock Ownership, Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A: Holders of record of Autodesk’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on April 19, 2016 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting (as defined below). Beneficial owners at the close of business on the Record Date have the right to direct their broker, trustee or nominee on how to vote their shares, as described below. Stockholders are entitled to cast one vote for each share of Common Stock they hold as of the Record Date.

As of the Record Date, there were 224,588,789 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, Autodesk sent these proxy materials directly to you.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker or other agent rather than directly in their own names. If your shares are held in a brokerage account or by a broker or other agent, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker or other agent. That entity is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to do so from the broker or other agent that holds your shares.

2016 Annual Meeting

Q:	Why am I receiving these proxy materials?

A: The Board of Directors (“Board”) of Autodesk, Inc. (“Autodesk,” “we” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2016 Annual Meeting of Stockholders, to be held on Wednesday, June 15, 2016, at 3:00 p.m., Pacific Time, and at any adjournment, postponement or other delay thereof  (the “Annual Meeting”) for the purpose of considering and acting upon the matters set forth in this Proxy Statement. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested a full set paper copy of this Proxy Statement and our fiscal 2016 Annual Report.

2016 Proxy Statement 1

Q:	Where is the Annual Meeting?

A: The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Maps and directions to the Annual Meeting are available at www.autodesk.com under “Contact Us.”

Q:	What proposals will be voted on at the Annual Meeting?

A: At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the eleven directors named in this Proxy Statement to serve for the coming year and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2017; and
(3)	To approve, on an advisory basis, the compensation of our named executive officers.

Q:	Can I attend the Annual Meeting?

A: Yes, you can attend the Annual Meeting in person if you are a stockholder of record or a beneficial owner as of the Record Date. Please notify David Gennarelli, Autodesk's Director of Investor Relations, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you plan to attend the Annual Meeting. You will need proof of identity to enter the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you also will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. The Annual Meeting will begin promptly at 3:00 p.m., Pacific Time. Please leave ample time for parking and to check in.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of this Proxy Statement and fiscal year 2016 Annual Report?

A: We are once again relying on a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a Notice that explains how to access the proxy materials over the Internet or how to request a paper copy of proxy materials. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2017 and future annual meetings of stockholders will be delivered to you by a Notice rather than in paper form unless you specifically request to receive printed proxy materials.

Q:	Why did I receive a full set paper copy of this Proxy Statement in the mail and not a Notice regarding the Internet availability of proxy materials?

A: Stockholders who previously requested full paper copies of the proxy materials are receiving paper copies again this year. If you would like to reduce the costs we incur in printing and mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investor Relations” or on your proxy card or voting instruction form.

2016 Proxy Statement 2

Q:	How many shares must be present or represented by proxy to conduct business at the Annual Meeting?

A: The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are counted as present if they attend the Annual Meeting in person or have properly submitted a proxy. Under the General Corporation Law of the State of Delaware (the law governing Autodesk’s corporate activities), abstentions and “broker non-votes” are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What are “broker non-votes”?

A: Generally, if shares are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or other agent holding the shares as to how to vote on a matter deemed “non-routine.” If a broker or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the Annual Meeting.

Q:	Which ballot measures are considered “routine” or “non-routine”?

A: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017 (Proposal Two) is considered routine under applicable rules. A broker, trustee or nominee holding shares generally may use its discretion to vote on routine matters, so there should not be any broker non-votes in connection with Proposal Two. The election of the eleven directors listed in the accompanying Proxy Statement (Proposal One) and the advisory vote on executive compensation (Proposal Three) are considered non-routine matters under applicable rules. A broker or other agent cannot vote without instructions on non-routine matters, so there may be broker non-votes on Proposals One and Three.

Q:	How can I vote my shares in person at the Annual Meeting?

A: If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting. If you hold shares beneficially in street name, you may vote those shares in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend.

Q:	How can I vote my shares without attending the Annual Meeting?

A: If you are a stockholder of record, you may instruct the proxy holders how to vote your shares in one of three ways:

●	by using the Internet voting site listed on the proxy card and Notice,
●	by calling the toll-free telephone number listed on the proxy card and Notice, or
●	by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com, and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided.

2016 Proxy Statement 3

Proxy cards submitted by mail must be received by the time the Annual Meeting begins in order for the related shares to be voted. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 14, 2016.

If you are a beneficial owner, you will receive instructions from your broker or other agent that you must follow in order to have your shares voted. These instructions will indicate if Internet and telephone voting are available, and if so, how to access and use those methods.

Q:	What is the voting requirement to approve these proposals?

A: Proposal One—A majority of the votes duly cast is required for the election of each director. If the number of shares voted “for” a director nominee exceeds the number of votes cast “against,” the nominee will be elected as a director of Autodesk to serve until the next annual meeting or until his or her successor has been duly elected and qualified. For additional information on how our majority voting policy works, see the section captioned “Corporate Governance” below.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eleven nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Q:	What happens if I do not cast a vote?

A: Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you hold your shares in street name and you do not cast your vote, your broker, trustee or nominee can use its discretion to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two). However, you must cast your vote if you want it to count in the election of directors and the non-binding approval of compensation for our named executive officers. Your broker may not vote your uninstructed shares with respect to Proposals One and Three.

2016 Proxy Statement 4

Q:	How does the Board recommend that I vote?

A: The Board unanimously recommends that you vote your shares “FOR” the election of each of the eleven nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2017, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Q:	If I sign a proxy, how will it be voted?

A: All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting and not revoked before the polls are closed will be voted in accordance with the instructions on those proxy cards. If there are no instructions on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (for the purpose of soliciting additional proxies or otherwise), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A: If you are a stockholder of record, there are three ways you can change your vote.

1.	Before your shares are voted at the Annual Meeting, you can file with Autodesk’s General Counsel a written notice of revocation or a duly executed proxy card, in either case dated later than the proxy card you wish to change.
2.	You can attend the Annual Meeting and vote in person. Simply attending the Annual Meeting without actually voting will not revoke a proxy.
3.	If you voted online or by telephone, you may change that vote by voting again, either by making a timely and valid Internet or telephone vote or by voting in person at the Annual Meeting.

Any written notice of revocation or subsequent proxy card should be hand-delivered to Autodesk’s General Counsel or sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must be received by the General Counsel before the vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, there are two ways you can change your vote. You can submit new voting instructions to your broker or other agent. Alternatively, if you have obtained a legal proxy from the broker or other agent that holds your shares giving you the right to vote those shares, you can attend the Annual Meeting and vote in person.

2016 Proxy Statement 5

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A: Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and other employees of Autodesk also may solicit proxies in person or by other means of communication. These individuals may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation, but will not receive any additional compensation. Autodesk has engaged the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $8,500 plus costs and expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a Current Report on Form 8-K within four business days of the Annual Meeting.

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A: Stockholders may present proper proposals for inclusion in Autodesk's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Autodesk's General Counsel in a timely manner. In order to be included in the proxy statement for the 2017 Annual Meeting of Stockholders, proposals must be received by Autodesk's General Counsel no later than January 2, 2017, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, Autodesk's Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board, or by any stockholder entitled to vote who has delivered written notice to Autodesk's General Counsel during the Notice Period (as defined below). Any such notice must contain specified information concerning the nominee(s) and the stockholder proposing such nomination(s). A stockholder who wishes to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director should read the procedures discussed in “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” on page 26 of this Proxy Statement.

Autodesk's Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board, or (3) by a stockholder who has delivered written notice setting forth all information required by Autodesk's Bylaws to Autodesk's General Counsel during the Notice Period (as defined below).

For the purposes described above, the “Notice Period” begins 75 days before the one-year anniversary of the date on which Autodesk first mailed its proxy materials for the previous year's annual meeting of stockholders, and lasts for 30 days. As a result, the Notice Period for the 2017 Annual Meeting of Stockholders will be from February 16, 2017 to March 18, 2017.

If a stockholder who has notified Autodesk of an intention to present a proposal at an annual meeting does not appear to present that proposal, Autodesk need not present the proposal for vote at such meeting.

2016 Proxy Statement 6

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A: You can obtain a copy of the full text of the bylaw provisions discussed above by writing to the General Counsel of Autodesk or from www.autodesk.com under “Investor Relations-Corporate Governance.” All notices of proposals by stockholders should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information About the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A: You may receive more than one Proxy Statement, proxy card, voting instruction card or Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each account. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and Fiscal Year 2016 Annual Report?

A: If you share an address with another stockholder, it is possible you will not each receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2016 Annual Report. If you wish, you may request individual documents by calling (415) 507-6705 or by sending an email to investor.relations@autodesk.com. Stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and Fiscal Year 2016 Annual Report can request to receive a single copy in the same manner.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A: Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903. Any written requests for additional information, additional copies of the proxy materials and Fiscal Year 2016 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board, communications to the Board, or any other communications should be sent to this address.

Our Internet address is www.autodesk.com. The information posted on our website is not incorporated into this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2016.

The Proxy Statement and Annual Report to Stockholders are available at:

https://materials.proxyvote.com/052769

2016 Proxy Statement 7

PROPOSAL ONE - ELECTION OF DIRECTORS

Nominees

Autodesk's Bylaws currently set the number of directors at 13. Two Board members, J. Hallam Dawson and Per-Kristian Halvorsen, have notified the Board that they will not stand for reelection at the Annual Meeting and will no longer serve on the Board following the Annual Meeting. The Board has amended the Bylaws to reduce the size of the Board from 13 to 11 directors immediately upon the election of directors at the Annual Meeting. Accordingly, upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated eleven individuals to be elected at the Annual Meeting. All of the nominees are presently directors of Autodesk and have consented to being named in this Proxy Statement and to serving as directors if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eleven nominees named below. Your proxy cannot be voted for more than eleven director candidates.

In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

Settlement Agreements

On March 10, 2016, the Company entered into an agreement with Sachem Head Capital Management LP, Uncas GP LLC, and Sachem Head GP LLC (together, “Sachem Head” and such agreement, the “Sachem Settlement Agreement”) and an agreement with Eminence Capital, LP and Eminence GP, LLC (together, “Eminence” and such agreement, the “Eminence Settlement Agreement”, together with the Sachem Settlement Agreement, the “Settlement Agreements”) for the purpose of, among other things, resolving a potential proxy contest pertaining to the election of directors at the Annual Meeting and effecting an orderly change in the composition of the Company’s Board.

Pursuant to the Settlement Agreements, the Company appointed each of Scott Ferguson, Rick Hill and Jeff Clarke (the “Settlement Directors”) to serve on the Board, effective as of March 11, 2016, and has included the Settlement Directors in the Company’s slate of directors standing for election at the Annual Meeting.

The Settlement Agreements also contain the following material terms:

●	The Board temporarily adjust the number of seats on the Board from ten (10) to thirteen (13), which will be reduced to a maximum of eleven (11) following the 2016 Annual Meeting.
●	The Company has agreed that, only for so long as the Settlement Directors (or their successors) serve on the Board, such individuals shall have the opportunity to serve on the respective committees set forth below next to their names, subject to their fulfillment of any independence or other requirements under applicable law and the rules and regulations of the Nasdaq Global Select Market for service on such committee, with effect as set forth below:
●	Rick Hill, to the Corporate Governance and Nominating Committee; provided, that Mr. Hill’s membership on the Corporate Governance and Nominating Committee shall not be effective until his election at the Annual Meeting;
●	Jeff Clarke, to the Audit Committee; and
●	Scott Ferguson, to the Compensation and Human Resources Committee.
●	From the date of the Settlement Agreements until the Annual Meeting, Sachem Head and its respective affiliates shall maintain beneficial ownership of at least 11,601,000 shares of the Company’s common stock and Eminence and its respective affiliates shall maintain beneficial ownership of at least 11,774,329 shares of the Company’s common stock, each subject to equitable adjustments.

2016 Proxy Statement 8

●	If at any time following the date of the Annual Meeting, Sachem Head and Eminence and their respective affiliates cease collectively to beneficially own at least 6,445,000 shares of the Company’s common stock and 6,541,294 shares of the Company’s common stock, respectively (collectively, the “Minimum Ownership Obligations”), each subject to equitable adjustments, Mr. Ferguson shall immediately tender his resignation from the Board and any committee of the Board on which he then sits.
●	Each of Messrs. Hill and Clarke shall resign from the Board in the event that Mr. Ferguson has resigned from the Board (other than due to the Minimum Ownership Obligations not being satisfied) unless Sachem Head is entitled to designate a replacement pursuant to the terms of the Sachem Settlement Agreement; provided however that the Board may elect not to accept their resignations.
●	Provided that the Minimum Ownership Obligations have been satisfied during the Standstill Period (as defined below), if prior to the 2017 annual meeting of the Company’s stockholders (the “2017 Annual Meeting”), any Settlement Director resigns or is rendered unable to serve by reason of death or disability or otherwise, Sachem Head will be entitled to designate a replacement of such Settlement Director reasonably acceptable to the Board and subject to customary qualification, independence and membership requirements.
●	Provided that the Minimum Ownership Obligations are satisfied, the Board will offer Scott Ferguson the chair position for any new committee of the Board that is formed following Mr. Ferguson’s appointment to address matters arising out of the purview of the charter of the Compensation & Human Resources Committee of the Board.
●	At all times prior to the Annual Meeting, the size of the board will not exceed 13 directors and during the Standstill Period and following the completion of the Annual Meeting until the 2017 Annual Meeting, the size of the Board will not exceed 11 directors.
●	Following the Annual Meeting and during the Standstill Period, provided the Minimum Ownership Obligations are satisfied, the Compensation and Human Resources Committee shall consist of Mr. Ferguson, Stacy Smith and Mary McDowell, with Ms. McDowell remaining the chairperson of such committee, and the size and composition of such committee shall not be changed without the unanimous approval of all three members prior to the 2017 Annual Meeting.
●	During the Standstill Period the Company will not establish an executive committee of the Board without approval of two out of the three Settlement Directors.
●	Prior to the completion of the 2017 Annual Meeting the Board will not, and will not take any action to cause the Company’s stockholders to amend the Company’s consent solicitation process set forth in the Company’s bylaws.
●	Further, Sachem Head and Eminence have agreed to observe voting and standstill provisions during the period beginning on the date of the Settlement Agreements until the date that is the later of (i) September 30, 2016, and (ii) the earlier of (x) the date on which both (A) Scott Ferguson (or his replacement, if applicable) shall no longer be serving as a director of the Company (other than as a result of the Minimum Ownership Obligations not being satisfied) and (B) Sachem Head has delivered to the Company a written notice of Sachem Head’s permanent election not to further exercise Sachem Head’s right to designate a successor for Scott Ferguson pursuant to the Sachem Settlement Agreement (which, for the avoidance of doubt, Sachem Head shall have no obligation to deliver at any time) and (y) thirty (30) days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the 2018 annual meeting of the stockholders of the Company (the “Standstill Period”). The standstill provisions provide, among other things, that Sachem Head and Eminence and their respective affiliates will not directly or indirectly:
●	engage in any “solicitation” or become a “participant” as such terms are used in the proxy rules of the SEC other than at the Board’s director or consistent with the Board’s recommendation in connection with such matter, or publicly disclose how it intends to vote or act, except in certain limited circumstances;
●	form or join in any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to any of the Company’s voting securities;
●	individually beneficially own more than 7% of the Company’s voting securities;
●	effect or seek to effect certain extraordinary transactions or material changes with the Company;
●	enter into a voting trust or subject any of the Company’s voting securities to any voting trust;

2016 Proxy Statement 9

●	institute any litigation against the Company, its directors or its officers, make any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or affiliates, except in certain limited circumstances;
●	(i) enter into or maintain any economic or compensatory arrangements with any Settlement Directors (other than with Mr. Ferguson in his capacity as the managing party or managing member of Sachem Head) that depend, directly or indirectly, on the performance of the Company or its stock price, or (ii) enter into or maintain any economic or compensatory arrangements with any other director or nominees for director of the Company;
●	other than sale transactions in which the identity of the purchaser is not known, sell or agree to sell directly or indirectly, in excess of 1% of the outstanding shares of Company’s common stock or any derivatives relating to its common stock to any third party that has filed a Schedule 13D with respect to the Company or run (or publicly announced an intention to run) a proxy contest or consent solicitation with respect to another company in the past three years (to the extent known after reasonably inquiry that such third party has or will have, beneficial ownership of more than 5% of the Company’s common stock); or
●	alone or in concert with others, make any proposal or request that constitutes: (i) advising, controlling, changing or influencing the Board or management of the Company, (ii) any material change in the capitalization or dividend policy of the Company or (iii) any other material change in the Company’s executive management, business, corporate strategy or corporate structure, except in each case for (w) inadvertent disclosure in a non-public context, (x) in connection with private discussions with limited partners or shareholders of Sachem Head or Eminence, as applicable, (y) in connection with private discussions between Sachem Head and Eminence and (z) statements that are consistent with the press release being issued in connection with the Settlement Agreements.
●	During the Standstill Period, the Company, Sachem Head and Eminence shall each refrain from making, or causing to be made, any public statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, Sachem Head and Eminence, as applicable, or any of their respective officers or directors or any affiliates or subsidiaries, advisors, employees, as applicable.
●	Sachem Head and Eminence have agreed to cause the shares of Common Stock over which they have the right to vote or direct the voting to be present for quorum purposes and voted (or consent to be given (if applicable)) (i) in favor of all nominees recommended by the Board, (ii) against any nominees for director not recommended by the Board, and (iii) against any proposals to remove any director, at any meeting of the stockholders of the Company (or in connection with any action by written consent) in which (or through which) action will be taken with respect to the election or removal of directors during the Standstill Period.
●	Each party will bear its own costs, fees and expenses in connection with the Settlement Agreements.

In accordance with the terms of the Settlement Agreements, Mr. Ferguson has executed and delivered to the Company a resignation letter pursuant to which Mr. Ferguson shall resign from the Board and any committee of the Board on which he sits (i) in accordance with the Corporate Governance Guidelines of the Company regarding majority voting in director elections and (ii) if at any time the Minimum Ownership Obligations have not been satisfied (the “Ferguson Resignation Letter”). In addition, in accordance with the terms of the Settlement Agreements, each of Messrs. Hill and Clarke have executed and delivered to the Company a resignation letter pursuant to which each of Messrs. Hill and Clarke shall resign from the Board and any committee of the Board on which he sits (i) in accordance with the Corporate Governance Guidelines of the Company regarding majority voting in director elections and (ii) if Mr. Ferguson resigns from the Board other than where such resignation is due to the Minimum Ownership Obligations not being satisfied or if Sachem Head is entitled to designate a replacement pursuant to the terms of the Sachem Settlement Agreement (the “Hill/Clarke Resignation Letters”, together with the Ferguson Resignation Letter, the “Resignation Letters”).

The foregoing is not a complete description of the terms of the Settlement Agreements, and Resignation Letters. For a further description of those terms, including copies of the Settlement Agreements and Resignation Letters, see our Current Report on Form 8-K that we filed with the SEC on March 11, 2016.

2016 Proxy Statement 10

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

Information and Qualifications

The name, age as of March 31, 2016, certain biographical information about each nominee and the nominees' unique qualifications to serve on the Board are set forth below.  There are no family relationships among any of our directors or executive officers.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board, including procedures for nominations of directors.

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Carl Bass
President and Chief Executive Officer, Autodesk, Inc. Age: 58 Director since 2006

Mr. Bass joined Autodesk in September 1993 and has served as President and Chief Executive Officer since May 2006. Mr. Bass served as Interim Chief Financial Officer from August 2014 to November 2014 and August 2008 to April 2009. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. Mr. Bass has also held other executive positions within Autodesk. Mr. Bass has served on the board of directors of HP, Inc. since November 2015 and Zendesk, Inc. since February 2016. Mr. Bass served on the boards of directors of McAfee, Inc., from January 2008 until it was acquired by Intel Corporation in February 2011, and E2open, Inc. from July 2011 until it was acquired by Insight Venture Partners in April 2014.

Mr. Bass brings to the Board extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our President and Chief Executive Officer, Mr. Bass possesses a deep knowledge and understanding of Autodesk's business, operations, and employees; the opportunities and risks we face; and management's strategy and plans for accomplishing Autodesk's goals. His service on the boards of directors of HP, Zendesk, McAfee and E2open provided Mr. Bass with a strong understanding of his role as a director.

Pursuant to Mr. Bass' employment agreement, Autodesk has agreed to continue to nominate Mr. Bass to serve as a member of the Board for as long as he is employed by Autodesk.

Crawford W. Beveridge
Non-Executive Chairman of the Board of Directors, Autodesk, Inc. Age: 70 Director since 1993

Mr. Beveridge is the non-executive Chairman of the Board of Directors. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Before joining Sun Microsystems in 1985, he held HR management positions in the United States and Europe with Hewlett-Packard, Digital Equipment Corporation and Analog Devices Inc. Mr. Beveridge has served as a non-executive board member of iomart Group plc since September 2011.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk's technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board as non-executive Chairman. Mr. Beveridge's extensive international experience, gained from his roles as Chief Executive of Europe's largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board.

2016 Proxy Statement 12

Jeff Clarke
Director Age: 54 Director since 2016

Mr. Clarke is the Chief Executive Officer and a member of the Board of Directors of Kodak.  Prior to joining Kodak, Mr. Clarke was a Managing Partner of Augusta Columbia Capital (ACC), a private investment firm he co-founded in 2012.  From 2012 to 2014, he was the Chairman of Travelport, Inc., a private, travel technology firm, where he served as CEO from 2006 to 2011, after leading its sale from Cendant Corporation to the Blackstone Group for $4.3 billion in 2006.  Prior to that, Mr. Clarke was the Chief Operating Officer of CA, Inc., an enterprise software company, Executive Vice President of Global Operations at HP, and Chief Financial Officer of Compaq Computer.

Mr. Clarke has served on the Board of Directors of Red Hat, Inc. since 2008, and also served as a director of the Compuware Corporation from 2013 to 2014.  He served as Chairman of Orbitz Worldwide, a global online travel agency, from 2007 to 2014.

Mr. Clarke is independent and has decades of executive experience in the technology industry. Mr. Clarke's experience at Kodak, Augusta Columbia Capital, Travelport, CA, Inc., HP and Compaq, including his finance and executive roles, provides him with a strong understanding of Autodesk's industry, business and international operational challenges. His experience as a chief financial officer provides him with the financial acumen necessary to serve on our Audit Committee.

Scott Ferguson
Director Age: 42 Director since 2016

Mr. Ferguson is the Managing Partner and Portfolio Manager of Sachem Head. Prior to founding Sachem Head, he spent nine years as a Partner at Pershing Square Capital Management, where he joined as the firm’s first investment professional.

Prior to Pershing Square, Mr. Ferguson earned an M.B.A. from Harvard Business School in 2003 and worked at American Industrial Partners and McKinsey & Company. Mr. Ferguson graduated from Stanford University with an A.B. in Public Policy in 1996.

Mr. Ferguson serves on the Leadership Council of the Robin Hood Foundation, and the Boards of the Henry Street Settlement and Episcopal Charities, two social service agencies based in New York.

Mr. Ferguson is independent and has extensive knowledge of corporate governance practices as a result of his investment and private equity background. As a result, Mr. Ferguson is qualified to serve as a member of the Board and its Compensation and Human Resources Committee.

2016 Proxy Statement 13

Thomas Georgens
Director Age: 56 Director since 2013

Mr. Georgens has served as the Chief Executive Officer and President of NetApp, Inc., a provider of data management solutions, from August 2009 to June 2015. Mr. Georgens joined NetApp in October 2005 as Executive Vice President and General Manager of Enterprise Storage Systems. He served as Executive Vice President of Product Operations from January 2007 through February 2008, and as President and Chief Operating Officer from February 2008 to August 2009. From 1996 to 2005, Mr. Georgens served in various roles at LSI Corporation, an electronics design company, and its subsidiaries, including as Chief Executive Officer of Engenio, President of LSI Logic Storage Systems, and Executive Vice President of LSI Logic. Prior to LSI, Mr. Georgens spent 11 years at EMC Corporation, a computer storage and data management company, in a variety of engineering and marketing positions. Mr. Georgens has been a member of the board of directors of Electronics for Imaging since April 2008. Mr. Georgens previously served on the board of directors of NetApp from  March 2008 to June 2015.

Mr. Georgens is independent and has extensive experience in the technology industry. With over 25 years of experience working with various technology companies, he has a firm understanding of Autodesk's industry, business and technology. Mr. Georgens' experience at NetApp, including his executive and operational roles, and his service on the boards of directors of NetApp and Electronics for Imaging, gives him a clear understanding of his role as a director. Mr. Georgens' years of service as an executive officer at NetApp provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

Richard (Rick) S. Hill
Director Age: 64 Director since 2016

Mr. Hill currently serves as Chairman of the Board of Directors of Tessera Technologies, Inc. and as a member of the Boards of Directors of Arrow Electronics, Inc., and Cabot Microelectronics Corporation. Mr. Hill served as Tessera’s Interim Chief Executive Officer from April 2013 until May 2013.  He previously served as the Chairman and Chief Executive Officer of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, Mr. Hill grew annual revenues from approximately $60 million to over $1.7 billion.   Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation and also worked in a variety of engineering and management positions with General Electric, Motorola and Hughes Aircraft Company.

Mr. Hill is independent and has extensive experience in the technology industry. With over 35 years of experience working with various technology companies, he has a firm understanding of Autodesk's industry, business and technology. Mr. Hill's experience at Novellus Systems as Chief Executive Officer, and his service on the boards of directors of Novellus Systems, Tessera Technologies, Inc., Arrow Electronics, Inc. and Cabot Microelectronics Corporation provide him with the corporate governance knowledge necessary to serve on our Corporate Governance and Nominating Committee.

2016 Proxy Statement 14

Mary T. McDowell
Director Age: 51 Director since 2010

Previously, Ms. McDowell served as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010, and as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell has served as a director of UBM plc since August 2014 and Bazaarvoice, Inc. since December 2014. Ms. McDowell previously served as a director of NAVTEQ Corporation from July 2008 until July 2010.

Ms. McDowell is independent and brings to our Board extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk's core mission, business and technology. Her years of service as an executive officer at Nokia and other technology companies, including Compaq Computer and Hewlett-Packard, provide her with the executive compensation knowledge necessary to serve as Chair of our Compensation and Human Resources Committee.

Lorrie M. Norrington
Director Age: 56 Director since 2011

Ms. Norrington has over 30 years of operating experience in technology, software, and internet businesses. Ms. Norrington currently serves as an adviser and in an Operating Partner capacity for Lead Edge Capital. Lead Edge is a growth equity firm that partners with world-class entrepreneurs and exceptional technology businesses. Ms. Norrington served as President of eBay Marketplaces from July 2008 to September 2010. Previously, she served in a number of senior management roles at eBay from July 2006 until June 2008.  Prior to joining eBay, Ms. Norrington served from June 2005 to July 2006 as President and CEO of Shopping.com, Inc., an online shopping comparison site. Prior to joining Shopping.com, Ms. Norrington served from August 2001 to January 2005, initially as Executive Vice President of small business, and later in the office of the CEO, at Intuit Inc., a business and financial management software company. Prior to joining Intuit, Ms. Norrington served in a variety of executive positions at General Electric Corporation over a twenty-year period, working in a broad range of industries and businesses. Ms. Norrington has served on the boards of directors of Colgate-Palmolive since September 2015 and HubSpot since September 2013. Previously, she served on the boards of directors of DIRECTV from February 2011 until it was acquired by AT&T in July 2015; Lucasfilm, from June 2011 until it was acquired by Disney in December 2012; McAfee, Inc. from December 2009 until it was acquired by Intel in February 2011; and Shopping.com from November 2004 until it was acquired by eBay in August 2005.

Ms. Norrington is independent and has extensive experience in online commerce and valuable management experience in technology and manufacturing industries. Her three decades of building businesses, adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a unique perspective. As Autodesk evolves the business model and adapts to customer needs and demands, her experience as a chief executive officer provides her with the financial acumen necessary to serve on our Audit Committee. Also, she is an accredited fellow of the National Association of Corporate Directors and brings significant governance knowledge to the Board.

2016 Proxy Statement 15

Betsy Rafael
Director Age: 54 Director since 2013

Ms. Rafael has over 30 years of executive financial experience in the technology industry. Ms. Rafael served as Principal Accounting Officer of Apple Inc. from January 2008 to October 2012, and as its Vice President and Corporate Controller from August 2007 until October 2012. From April 2002 to September 2006, Ms. Rafael served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, Inc., and held the position of Vice President, Corporate Finance of Cisco Systems from September 2006 to August 2007. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate, Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics International Corp. (“SGI”), culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems, Inc. and Apple Computers. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael has served on the board of directors of Echelon Corporation since November 2005 and GoDaddy Inc. since May 2014, and previously served on the board of directors of PalmSource, Inc.

Ms. Rafael is independent and has over 30 years of executive financial experience in the technology industry. Ms. Rafael’s experience at Apple and Cisco, including her finance and executive roles, provides her with a strong understanding of Autodesk's industry, business and international operational challenges. Her experience as a principal accounting officer provides her with the financial acumen necessary to serve as the Chair of our Audit Committee.

Stacy J. Smith
Director Age: 53 Director since 2011

Mr. Smith has served as the Senior Vice President and Chief Financial Officer of Intel Corporation since January 2010. Mr. Smith joined Intel in 1988; became Vice President of Sales and Marketing in 2002; was appointed Vice President, Finance and Enterprise Services, and Chief Information Officer in May 2004; was appointed Vice President, Assistant Chief Financial Officer in March 2006; and in October 2007 was appointed Vice President, Chief Financial Officer. Mr. Smith has served as a director of Virgin America since February 2014, and previously served as a director of Gevo, Inc. from June 2010 to June 2014.

Mr. Smith is independent and brings over two decades of experience in the technology industry. Mr. Smith's experience at Intel, including his finance and executive roles, and his time spent overseas, provide him with a strong understanding of Autodesk's industry, business and international operational challenges. Mr. Smith's years of service as an executive officer at Intel provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

2016 Proxy Statement 16

Steven M. West
Director Age: 60 Director since 2007

Mr. West is a founder and partner of Emerging Company Partners, LLC, a technology consulting firm formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems. Prior to that, Mr. West was president of the Infotainment Business Unit at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West has served as a director of Cisco Systems, Inc. since April 1996.

Mr. West is independent and has extensive experience in the information technology industry. His three decades of experience, which includes founding Emerging Company Partners, provide Mr. West with a firm understanding of Autodesk's industry, business and technology. His past service on the boards of directors of several public and private companies provides Mr. West with a firm understanding of his role as a director. Mr. West’s experience in executive positions and as the chair of the audit committee of Cisco provides him with the financial acumen necessary to serve on our Audit Committee.

2016 Proxy Statement 17

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2017, and recommends that the stockholders vote to ratify that appointment. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of Autodesk and its stockholders.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Autodesk by Ernst & Young LLP and its affiliates for the fiscal years ended January 31, 2016, and 2015.

	Fiscal 2016	Fiscal 2015
	(in millions)
Audit Fees (1)	$5.0	$4.6
Audit-Related Fees (2)	0.3	—
Tax Fees (3)	0.4	0.4
All Other Fees (4)	0.3	0.3
Total	$6.0	$5.3
____________________
(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of Autodesk's annual financial statements and management's report on internal controls included in Autodesk's Annual Reports on Form 10-K, for the review of the financial statements included in Autodesk's Quarterly Reports on Form 10-Q, and for other services, including statutory audits and services rendered in connection with SEC filings.
(2)	Audit-Related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees arising from accounting-related consulting services.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	Other fees consisted of fees for license compliance consultation services.

2016 Proxy Statement 18

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP and its affiliates to Autodesk must be pre-approved by the Audit Committee. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP and its affiliates during the year. Periodically, the Audit Committee receives an update of all pre-approved audit and nonaudit services conducted, and information regarding any new audit and non-audit services to be provided by Ernst & Young LLP and its affiliates. The Audit Committee reviews the update and approves the proposed services if they are deemed acceptable.

To ensure prompt handling of unexpected matters, the Chair of the Audit Committee has authority to amend or modify the list of approved audit and non-audit services and fees so long as such additional or amended services do not affect Ernst & Young LLP's independence under applicable SEC rules. The Chair reports any such action taken at subsequent Audit Committee meetings.

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PROPOSAL THREE - NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by SEC rules, we are asking our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” beginning on page 28 and the accompanying compensation tables and narrative discussion in this Proxy Statement (a “Say-on-Pay” vote). Stockholders are encouraged to read that information in its entirety to obtain a complete understanding of Autodesk's executive compensation program philosophy, design and linkage to stockholder interests.

Autodesk has designed its compensation programs to reward executives for producing results that are aligned with the interests of stockholders. We emphasize variable “at risk” compensation dependent upon prospective financial, strategic and stock price performance and a retrospective assessment of Autodesk's success to determine pay opportunities. 90% of the CEO's and on average 79% of all other named executive officers' fiscal 2016 total compensation was variable in nature and “at risk,” and aligned with Autodesk's financial performance.

The compensation programs are a balance of performance-orientation and attraction, retention and motivation. 79% of the CEO and on average 65% of all other named executive officers' total fiscal 2016 target compensation was dependent on Autodesk's long-term performance.

Past Say-on-Pay Votes, Stockholder Outreach and Actions Taken

Autodesk and its Compensation and Human Resources Committee (the "Committee") value the input of our stockholders. In fiscal 2016, 88% of the votes cast on our Say-on-Pay proposal were favorable, which reflected strong stockholder support for our executive compensation programs. In fiscal 2016, we reached out to stockholders representing over 60% of the outstanding Common Stock. Based on these communications, the Committee found that our stockholders were generally supportive of the executive compensation design changes that we have made in recent years and the alignment between our CEO pay and Autodesk performance. In addition our stockholders provided us helpful input regarding compensation design and disclosure. The Committee carefully considered stockholder feedback as part of its ongoing review of our executive compensation program.

Executive Compensation Policies and Practices

Autodesk’s executive compensation program is designed to attract, motivate, and retain talented executives and to provide a sensible framework that is tied to Company performance and long-term strategic goals as well as individual performance.

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. In recent years, the Committee has made a number of changes to enhance our compensation program. Some of the program’s most notable features are summarized below.

●

Emphasis on variable, “at risk” compensation: 90% of the CEO’s and on average 79% of all other NEO's fiscal 2016 total compensation was variable, “at risk,” and aligned with Company performance. A significant component of our variable compensation was delivered in equity. In fiscal 2016, 60% of the equity grants for our CEO and 50% of the equity grants for our NEOs was performance based. These grants will vest based on the achievement of financial objectives and our total shareholder return relative to the companies in the S&P Computer Software Select Index ("Relative TSR") over one-, two-, and three-year performance periods.

●	Long-term performance orientation: 79% of the CEO’s and on average 65% of all other NEO's fiscal 2016 total compensation was dependent on Autodesk’s long-term performance.

2016 Proxy Statement 20

●

Performance metrics that drive the business model transition: In fiscal 2016, we used billings and subscriptions (or, in the case of the CEO, billings, subscriptions and deferred revenue) for our executive officer cash incentives, and billings, subscriptions and Relative TSR for our executive officer performance stock units (“PSUs”). The metrics reflect drivers of success in our business model transition. As described in the CD&A, in fiscal 2017, we will use net new model subscription additions, new model annualized recurring revenue ("ARR"), non-GAAP total spend and total subscription renewal rate (or, in the case of the CEO, net new model subscription additions, new model ARR, non- GAAP total spend, total subscription renewal rate and deferred revenue) for our executive officer cash incentives, and net new model subscription additions, new model ARR, non-GAAP total spend, total subscription renewal rate and Relative TSR for our executive officer PSUs.

●	Representative peer group: On an annual basis, we use a peer group that reflects comparable size-relevant companies in industries where we compete for talent.
●

Clawback policy: Our clawback policy allows the Board to recover cash incentive-based compensation if an executive officer has engaged in fraudulent or intentional misconduct and the misconduct caused the material restatement of our financial statements.

●	Significant stock ownership requirements: Executives are subject to mandatory stock ownership guidelines that are monitored on an annual basis.
●

Double-trigger change-in-control arrangements with no excise tax gross-up: Our change-in-control program for executive officers provides payments and benefits only in the event of a qualifying termination of employment following a change in control. Executive officers are not provided with any tax reimbursements or “gross-ups” under this program.

●	Hedging prohibition: Company policy prohibits employees and directors from engaging in hedging transactions involving Autodesk stock.
●

Effective risk management: We employ a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees. Each year, the Committee evaluates Autodesk’s compensationrelated risk profile and has concluded that our fiscal 2016 compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on Autodesk.

●	Option re-pricing prohibition: Autodesk is prohibited from re-pricing any outstanding options to purchase shares of Common Stock without express stockholder approval.
●

No executive benefits and limited perquisites: Generally, executive officers are not provided material benefits or special considerations that are not provided to other employees. However, the Committee can offer executive officers benefits or other perquisites when they are either competitively prudent or in Autodesk’s best interest.

●

Independent compensation committee and consultant: During fiscal 2016, the Committee engaged Exequity LLP to assist with analysis and review of Autodesk’s named executive officer compensation. Exequity also advised the Committee on compensation philosophy, program design, metrics, compensation trends, peer data, and disclosure.

Compensation Guiding Principles

The executive compensation program is designed to attract, motivate, and retain talented executives and provide a sensible framework tied to corporate and individual performance and Autodesk long-term strategic goals. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards.
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

2016 Proxy Statement 21

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	Autodesk TSR relative to the companies included in the S&P Computer Software Select Index;
●	The specific role and responsibility of the officer;
●	Each individual officer’s skills, competency, contributions and performance; and
●	Internal pay parity considerations.

Executive compensation is variable and balanced between short- and long-term performance, all of which is tied to Autodesk's absolute and relative financial and stock price performance.

Our compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2016, 90% of the CEO’s and on average 79% of all other NEO's fiscal 2016 total compensation was variable in nature and “at risk.” Our cash incentives reward strong annual financial and operational performance, while our equity program rewards strong annual financial and operational performance as well as TSR relative to other software companies over one-, two, and three-year performance periods.

Vote Recommendation

When casting the 2016 Say-on-Pay vote, we encourage our stockholders to consider our fiscal 2016 stockholder outreach and the collective changes we have made to the executive compensation program in recent years to more closely align the total direct compensation opportunity of the named executive officers with Autodesk's objectives of driving meaningful annual financial growth and maximizing long-term value. Accordingly, we ask our stockholders to vote “FOR” the advisory, nonbinding Say-on-Pay proposal at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) PROPOSAL APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

2016 Proxy Statement 22

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board's exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy.

The Board first adopted the Guidelines in December 1995 and has refined them periodically since. For example, in March 2007, the Board amended the Guidelines to provide for majority voting in director elections, except for contested elections. The 2007 amendments also required each director to submit a resignation that will take effect if such director fails to receive a majority vote in any subsequent election and the Board accepts the resignation. In March 2009, the Board amended the Guidelines to provide for a non-executive Chairman of the Board. In March 2010, the Board amended the Guidelines to, among other things, clearly outline the Board's responsibility for overseeing Autodesk's risk management. In December 2011, the Board amended the Guidelines to address changes in a director's occupation, among other things. The Guidelines are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees, and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents, and all individuals reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.” We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of these Codes that are required to be disclosed by the rules of the SEC or The NASDAQ Global Select Market (“NASDAQ”).

Stock Ownership Guidelines

The Board believes directors and executive officers should have a meaningful financial stake in the Company in order to further align their interests with the Company’s stockholders. To that end, the Board has adopted mandatory ownership guidelines for the directors and executive officers. The stock ownership guidelines provide that, within a four-year period, executive officers must attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors must attain an investment position in Autodesk stock of at least 10,000 shares. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. See “Executive Compensation— Compensation Discussion and Analysis” on page 28 for additional information regarding Autodesk's stock ownership guidelines.

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Independence of the Board

As required by applicable NASDAQ listing standards, a majority of the members of our Board qualify as “independent.” The Board has determined that, with the exception of Carl Bass, our President and Chief Executive Officer, all of its members are “independent directors” as that term is defined by applicable NASDAQ listing standards. That definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by applicable NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determinations, the Board considered that Messrs. Smith and Georgens are or were executive officers at entities that have arms-length, ordinary course commercial relationships with Autodesk and that amounts paid or received by those entities for products or services in fiscal 2016 were not material. The Board determined that the foregoing relationships would not interfere with the exercise of independent judgment by Messrs. Smith and Georgens in carrying out their responsibilities as directors.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure.

Board Meetings and Board Committees

The Board held a total of nine meetings (including regularly scheduled and special meetings) during fiscal 2016. Each director attended at least 75% of the total number of meetings of the Board and committees of which he or she is a member during fiscal 2016. The Board currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee. Each committee has adopted a written charter approved by the Board. All three charters are available on Autodesk's website at www.autodesk.com under “Investor Relations-Corporate Governance.”

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Betsy Rafael (Chair), Jeff Clarke, J. Hallam Dawson, Lorrie M. Norrington and Steven M. West, each of whom is “independent” as such term is defined for audit committee members by applicable NASDAQ listing standards. Mr. Clarke joined the Audit Committee on March 23, 2016 and Mr. Dawson informed the Board on April 2, 2016 that he would not stand for re-election to the Board at the Annual Meeting. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held 10 meetings during fiscal 2016.

See “Report of the Audit Committee of the Board of Directors” on page 63 for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Mary T. McDowell (Chair), Scott Ferguson, Thomas Georgens and Stacy J. Smith, each of whom qualifies as independent for compensation committee purposes under applicable NASDAQ listing standards, the requirements of Section 162(m) of the Code, and SEC Rule 16b-3. Mr. Ferguson joined the Compensation and Human Resources Committee on March 11, 2016.

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The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options, RSUs and PSUs to executive officers and non-executive employees under our stock plans. As non-employee directors, the members of the Compensation and Human Resources Committee are not eligible to participate in Autodesk’s discretionary employee stock programs. RSUs are granted automatically to non-employee directors under the nondiscretionary 2012 Outside Directors' Stock Plan.

See “Executive Compensation-Compensation Discussion and Analysis” on page 28 for a description of Autodesk's processes and procedures for determining executive compensation. The Compensation and Human Resources Committee may form and delegate authority to subcommittees when appropriate.

The Compensation and Human Resources Committee held seven meetings during fiscal 2016.

The “Report of the Compensation Committee” is included in this Proxy Statement on page 44.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Per-Kristian Halvorsen (Chair) and Crawford W. Beveridge. Mr. Halvorsen informed the Board on April 4, 2016 that he would not stand for re-election to the Board at the Annual Meeting. Richard S. Hill will join the Corporate Governance and Nominating Committee effective immediately after the Annual Meeting, at which point Mr. Crawford will become the Chair. Each of Messrs. Beveridge, Halvorsen and Hill qualifies as an independent director under applicable NASDAQ listing standards.

The Corporate Governance and Nominating Committee is responsible for developing general criteria regarding the qualifications and selection of members of the Board, and for recommending candidates for election to the Board. The Corporate Governance and Nominating Committee also is responsible for developing overall governance guidelines, overseeing the performance of the Board, and reviewing and making recommendations regarding director composition and the mandates of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by Autodesk stockholders. For more information, see “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” on page 26.

The Corporate Governance and Nominating Committee held four meetings during fiscal 2016.

Board Leadership Structure

Our Corporate Governance Guidelines direct the Board to fill the Chairman of the Board and Chief Executive Officer positions after considering a number of factors, including the current size of our business, composition of the Board, current candidates for such positions, and our succession planning goals. Currently, we separate the positions of Chief Executive Officer and nonexecutive Chairman of the Board. Since March 2009, Mr. Beveridge, who previously served as our Lead Director, has served as our non-executive Chairman. Our Corporate Governance Guidelines also provide that, in the event the Chairman of the Board is not an independent director, the Board must elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board or the Lead Independent Director include setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for Autodesk at this time and demonstrates our commitment to good corporate governance.

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In addition, as described above, our Board has three standing committees, consisting entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe having independent committees with independent chairpersons is an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, is responsible for the oversight of risk management. Our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board must satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board in setting our business strategy at least annually is a key part of its oversight of risk management, its consideration of our executive officers' appetite for risk, and its determination of what constitutes an appropriate level of risk. The full Board receives updates from our executive officers and outside advisers regarding certain risks Autodesk faces, including litigation, corporate governance best practices and various operating risks.

In addition, each Board committee oversees certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with Autodesk's financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Board committees report their findings to the full Board.

Senior executive officers attend all meetings of the Board and its standing committees and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Annually, the Board holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for Autodesk.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Human Resources Committee are Mary T. McDowell, Scott Ferguson, Thomas Georgens and Stacy J. Smith. No director who served as a member of the Compensation and Human Resources Committee during fiscal 2016 is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any director who served as a member of the Compensation and Human Resources Committee during fiscal 2016 and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must include the candidate's name, home and business contact information, detailed biographical data and qualifications; information regarding any relationships between the candidate and Autodesk within the last three years; and evidence that the nominating person owns Autodesk stock.

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The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

●	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.
●	The Corporate Governance and Nominating Committee oversees a periodic evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.
●	In its evaluation of director candidates, including the members of the Board eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Corporate Governance and Nominating Committee considers: (1) the current size and composition of the Board and the needs of the Board and its committees; (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, and other commitments; (3) relationships between directors and Autodesk's customers and suppliers; and (4) such other factors as the Committee may consider appropriate.
●	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that comprises directors who (1) are predominantly independent; (2) have high integrity; (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and Autodesk's business in particular; (4) have qualifications that will increase overall Board effectiveness; (5) have varied and divergent experiences, viewpoints and backgrounds; and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
●	With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references, direct interviews with the candidate, or other actions the Corporate Governance and Nominating Committee deems necessary or proper.
●	The Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm to identify director candidates, and has the authority to approve the fees and retention terms of such search firm.
●	The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.
●	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

Further, pursuant to the Settlement Agreements and the Board’s own evaluation, the Company agreed to appoint Messrs. Clarke, Ferguson and Hill to the Board and nominate them for election at the Annual Meeting.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. However, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Attendance at Annual Stockholders Meetings by Directors

Autodesk does not have a formal policy regarding attendance by members of the Board at the Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend. All of our directors then serving attended the 2015 Annual Meeting of Stockholders.

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Contacting the Board

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 45 are referred to as our “named executive officers” or “NEOs”. For fiscal 2016, our NEOs were:

●	Carl Bass, Chief Executive Officer and President;
●	R. Scott Herren, Senior Vice President and Chief Financial Officer;
●	Andrew Anagnost, Senior Vice President, Industry Strategy and Marketing;
●	Steven M. Blum, Senior Vice President, Worldwide Sales and Services; and
●	Amar Hanspal, Senior Vice President, Autodesk Product Group.

The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables beginning on page 45.

Executive Summary

Fiscal 2016 Business Summary and Business Model Transition

The software industry is undergoing a transition from the personal computer to cloud, social, and mobile computing. Our strategy is to lead the industries we serve to cloud-based technologies and business models. This entails both a technological shift and a business model shift from offering one-time “perpetual” licenses to selling software based on a subscription model. Through this transition, we are increasing the lifetime value of our customers, changing the cost structure and the means by which we reach customers, and building best-in-class cloud-based products and services. These offerings are designed to give our customers even more value and flexibility to use our products, and also to attract new types of customers, such as projectbased users and small businesses. In fiscal 2016 our executive officers continued to successfully implement the strategic transition of both our business model and our flexible, cloud-based product offerings in the following ways:

●	Accelerated our move to the cloud and expanded our flexible product license offerings.
●	Expanded our token-based (consumption-based) licensing program to more enterprise customers, and continued to expand our industry leading cloud-based offerings.
●	Discontinued licensing upgrades effective March 6, 2015.
●	Discontinued selling new perpetual licenses of most standalone software products effective February 1, 2016.
●	Announced plans to discontinue selling new perpetual licenses of suites effective August 1, 2016.

Collectively, these measures will result in a more predictable, recurring and profitable business for Autodesk in the years to come.

As expected, implementing the business model transition resulted in an increase in deferred revenue that otherwise would have been recognized as revenue in fiscal 2016; while this is positive for the balance sheet this had a negative impact on both operating margin and earnings per share in fiscal 2016. The following summarizes the relevant performance factors considered by the Compensation and Human Resources Committee (the “Committee”) in reaching its decisions regarding pay for the NEOs for fiscal 2016.

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●	Total deferred revenue was $1.52 billion at the end of the fiscal 2016, an increase of 31% compared to the end of fiscal 2015.
●	Subscriptions were 2.58 million at the end of fiscal 2016, an increase of 15% compared to the end of fiscal 2015. New model subscriptions increased 94% and represented 60% of total fiscal 2016 subscription additions.
●	Billings increased 4.7% in fiscal 2016 compared to fiscal 2015, and 11.3% on a constant currency basis.
●	Annualized recurring revenue (“ARR”) was $1.38 billion in fiscal 2016, an increase of 10% compared to fiscal 2015, and 12% on a constant currency basis. ARR represents the annualized value of our average monthly recurring revenue for the preceding three months. New model ARR increased 68% as reported and 74% on a constant currency basis. New model ARR relates to desktop, cloud services, and enterprise offerings.
●	Revenue was $2.5 billion, flat compared to fiscal 2015, and increased 4% on a constant currency basis.
●	Cash flow from operating activities was $414 million, compared to $708 million in fiscal 2015.
●	Our stock price was $46.82 per share on January 29, 2016, compared to $54.01 per share on January 31, 2015. Our fiscal 2016 Total Stockholder Return (“TSR”) was -13%.

Say-on-Pay Results and Stockholder Outreach

Autodesk and the Committee value the input of our stockholders. In 2015, 88% of the votes cast on our Say-on-Pay proposal were favorable, which reflected strong stockholder support for our executive compensation programs. In fiscal 2016, Autodesk reached out to stockholders, representing over 60% of the outstanding shares. Based on these discussions, the Committee found that our stockholders were generally supportive of the executive compensation design changes that we have made in recent years and the alignment between our CEO pay and Autodesk performance. In addition our stockholders provided us helpful input regarding compensation design and disclosure. The Committee carefully considered stockholder feedback as part of its ongoing review of our executive compensation program.

Executive Compensation Policies and Practices

Autodesk’s executive compensation program is designed to attract, motivate, and retain talented executives and to provide a sensible framework that is tied to Company performance and long-term strategic goals as well as individual performance. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards;
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. In recent years, the Committee has made a number of changes to enhance our compensation program. Some of the program’s most notable features are summarized below.

●	Emphasis on variable, “at risk” compensation: 90% of the CEO’s and on average 79% of all other NEOs’ fiscal 2016 total compensation was variable, “at risk,” and aligned with Company performance. A significant component of our variable compensation was delivered in equity. In fiscal 2016, 60% of the equity grants for our CEO and 50% of the equity grants for our other NEOs were performance based. These grants will vest based on the achievement of financial objectives and our TSR relative to companies in the S&P Computer Software Select Index (“Relative TSR”) over one-, two-, and three-year performance periods.
●	Long-term performance orientation: 79% of the CEO’s and on average 65% of all other NEOs’ fiscal 2016 total compensation was dependent on Autodesk’s long-term performance.
●	Performance metrics that drive the business model transition: In fiscal 2016, we used billings and subscriptions (or, in the case of the CEO, billings, subscriptions and deferred revenue) for our executive officer cash incentives, and billings, subscriptions and Relative TSR for our executive officer performance stock units (“PSUs”). The metrics reflect drivers of success in our business model transition. In fiscal 2017, we will use net new model subscription additions, new model ARR, non-GAAP total spend and total subscription renewal rate (or, in the case of the CEO, net new model subscription additions, new model ARR, non-GAAP total spend, total subscription renewal rate and deferred revenue) for our executive officer cash incentives, and net new model subscription additions, new model ARR, non-GAAP total spend, total subscription renewal rate and Relative TSR for our executive officer PSUs.
●	Representative peer group: On an annual basis, we use a peer group that reflects comparable size-relevant companies in industries where we compete for talent.

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●	Clawback policy: Our clawback policy allows the Board to recover cash incentive-based compensation if an executive officer has engaged in fraudulent or intentional misconduct and the misconduct caused the material restatement of our financial statements.
●	Significant stock ownership requirements: Executives are subject to mandatory stock ownership guidelines that are monitored on an annual basis.
●	Double-trigger change in control arrangements with no excise tax gross-up: Our change in control program for executive officers provides payments and benefits only in the event of a qualifying termination of employment following a change in control. Executive officers are not provided with any tax reimbursements or “gross-ups” under this program.
●	Hedging prohibition: Company policy prohibits employees and directors from engaging in hedging transactions involving Autodesk stock.
●	Effective risk management: We employ a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees. Each year, the Committee evaluates Autodesk’s compensationrelated risk profile and has concluded that our fiscal 2016 compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on Autodesk.
●	Option re-pricing prohibition: Autodesk is prohibited from re-pricing any outstanding options to purchase shares of Common Stock without express stockholder approval.
●	No executive benefits and limited perquisites: Generally, executive officers are not provided material benefits or special considerations that are not provided to other employees. However, the Committee can offer executive officers benefits or other perquisites when they are either competitively prudent or in Autodesk’s best interest.
●	Independent compensation committee and consultant: During fiscal 2016, the Committee engaged Exequity LLP to assist with analysis and review of Autodesk’s NEO compensation. Exequity also advised the Committee on compensation philosophy, program design, metrics, compensation trends, peer data, and disclosure of our executive pay programs.

Alignment of Executive Compensation and Corporate Performance

Each March, the Committee makes compensation decisions for the NEOs based on Autodesk’s performance and each executive’s individual performance for the just-completed fiscal year. Specifically, as described in more detail below, the Committee sets base salaries for the fiscal year in progress and compares performance targets established in prior years with actual performance to fix the appropriate annual bonus awards and vesting of PSUs. To evaluate the alignment of pay and performance, it is necessary to compare the compensation decisions made in one year with the performance of the prior fiscal year, as illustrated by the following table:

Timing of Related
Fiscal Year	Performance Period	Committee Decisions
Fiscal 2016	February 1, 2015, to January 31, 2016	March 2016
Fiscal 2015	February 1, 2014, to January 31, 2015	March 2015

Because of this decision-making cycle, the Summary Compensation Table does not truly represent our pay-for-performance linkage. For example, in March 2016, the Committee made decisions about long-term incentive compensation awards for the CEO based on both Autodesk’s and his individual performance during the period from February 1, 2015, through January 31, 2016 (fiscal 2016). Since these decisions were made during fiscal 2017, the amounts awarded will begin to appear in next year’s Summary Compensation Table; in accordance with Securities and Exchange Commission disclosure rules.

To illustrate the correlation between the Committee’s pay decisions and Autodesk performance, the chart and table below display the multi-year relationship between the CEO’s total compensation, the Company’s TSR, and the percentage of achievement against annual incentive compensation targets.

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Company Performance and Total Shareholder Return
vs. CEO Total Compensation
Aligned with Performance Periods
$15,000
$10,000
$5,000
$0
CEO Total Compensation (000s)
150%
100%
50%
0%
Change in Stock Price Over Period - Assumes $100 Investment
Annual Incentive Achievement vs. Target: 106%
FY 12 TSR: -12%
FY 13 TSR: +8%
Annual Incentive Achievement vs. Target: 92%
FY 14 TSR: +32%
Annual Incentive Achievement vs. Target: 31%
FY 15 TSR: +5%
Annual Incentive Achievement vs. Target: 109%
FY 16 TSR: -13%; +15% During 5-Year Period
Annual Incentive Achievement vs. Target: 101%
$12,293
$11,016
$8,977
$10,912
$11,098
Fiscal 2012
Fiscal 2013
Fiscal 2014
Fiscal 2015
Fiscal 2016
CEO Total Compensation (000s)
TSR - Year Over Year (% in Boxes)(1)
Attainment of Annual Incentive Cash Goals(2)

(1)	TSR shown in boxes is calculated by comparing year-over-year changes in the closing price of Autodesk’s Common Stock at each fiscal year-end. The green line reflects Autodesk’s cumulative total shareholder return, starting with a value of 100% at the beginning of Fiscal 2012 and measured through the end of each fiscal year in the chart.
(2)	Percentage of achievement against annual incentive compensation targets is based on billings, subscriptions and deferred revenue for fiscal 2015 and fiscal 2016, revenue, non-GAAP operating margin and earnings per share for fiscal 2014, and revenue and non-GAAP operating margin for prior fiscal years.

CEO total compensation comprises the following elements for the respective periods:

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
(in thousands)	2012	2013	2014	2015	2016
Salary	$945	$991	$1,028	$1,060	$1,095
Bonus and Non-Equity Incentive Compensation	$1,301	$1,142	$400	$1,448	$1,383
RSUs (3)	$3,013	$3,447	$2,987	$3,248	$3,200
PSUs (4)	$7,030	$5,432	$4,559	$5,150	$5,337
Other	$4	$4	$3	$6	$83
CEO Total Compensation	$12,293	$11,016	$8,977	$10,912	$11,098

(3)	For purposes of this table, restricted stock unit (“RSU”) amounts are attributed to the fiscal year prior to the fiscal year in which the awards are approved. For example, the fiscal 2016 RSU amount of $3.2 million reported in this table represents 57,193 RSUs granted in fiscal 2017 because that RSU grant was based on fiscal 2016 performance. RSU amounts reported represent the grant date fair value using the stock price on the date of grant.

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(4)	For purposes of this table, performance stock unit (“PSU”) amounts are attributed to the fiscal year prior to the fiscal year in which the awards were approved. For example, the fiscal 2016 PSU amount of $5.337 million reported in this table represents the value of 85,790 target PSUs approved in fiscal 2017 relating to specific subscription, ARR, non-GAAP total spend, total subscription renewal rate and Relative TSR objectives, with an assumed value per share of $62.21 based on the Monte Carlo simulation valuation model.

Fiscal 2016 Executive Compensation Decisions

Below is a description of the compensation decisions made for the NEOs based on results for the just-completed fiscal year.

Base Salary

March 2015: The base salary increases for the NEOs ranged from approximately 0% to 5%. The Committee made these increases to recognize the performance of the NEOs, to remain competitive, and to maintain the desired balance in their compensation mix between cash and equity.

December 2015: The base salary for Mr. Hanspal was increased by 20% to $550,000 as a result of market data, internal equity and his increased responsibilities in leading the Autodesk Product Group.

Annual Cash Incentive Awards	March 2016: Consistent with fiscal 2016 financial results relative to initial expectations, the Committee determined that, based on the performance of billings and subscriptions (or, in the case of the CEO, billings, subscriptions and deferred revenue) objectives, the annual cash incentive awards for our NEOs were paid out at 99.0% of their target opportunity and our CEO was paid out at 100.6% of his target award opportunity (for more discussion of cash awards, see “Annual Short Term Incentive Compensation” below).

Equity Awards

In determining the size of equity awards, the Committee considered the Company’s performance; market data for each executive; the individual skills, experience, and performance of each executive; and the optimal mix of cash and equity compensation to ensure that equity awards would motivate the creation of long-term value while satisfying the Committee’s retention objectives.

March 2015: The Committee approved equity awards for NEOs in the form of PSUs and RSUs. Our CEO received 60% of his shares in PSUs and 40% in RSUs; the other NEOs received 50% of their shares in PSUs and 50% in RSUs. The vesting of the PSUs is contingent upon performance against predetermined billings and subscriptions targets and Autodesk’s TSR relative to companies in an index of software companies over one-, two-, and three-year performance periods.

Compensation Guiding Principles

The Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a sensible framework that is tied to stockholder returns, Company performance, longterm strategic corporate goals, and individual performance. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards;
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance;
●	Align rewards with stockholder value creation.

2016 Proxy Statement 32

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	Autodesk TSR relative to companies in the S&P Computer Software Select Index;
●	The specific role and responsibility of the officer;
●	Each individual officer’s skills, competency, contributions and performance; and
●	Internal pay parity considerations.

Our compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2016, 90% of the CEO’s and 79% of the other NEOs’ total compensation was variable in nature and “at risk.” Our cash incentives reward strong annual financial and operational performance, while our equity program rewards strong annual financial and operational performance as well as TSR relative to other software companies over one-, two, and three-year performance periods.

The two charts below demonstrate the pay mix between base salary, earned short-term incentives, and targeted long-term equity compensation for the CEO and the other NEOs.

The Compensation-Setting Process

The Committee reviews and approves all components of each executive officer’s compensation.

CEO Pay Decisions

Throughout the year the Committee and the other independent members of the Board, including the Chairman, review the performance of, and provide feedback to the CEO at regularly scheduled meetings and through informal discussions. Annually, the Committee meets and discusses with the other independent members of the Board the performance of the CEO during the year in light of corporate goals and objectives. The Committee takes this assessment into account, along with competitive compensation data and internal pay parity considerations, when recommending the CEO’s base salary, target annual incentive awards, and equity awards. The Committee formulates a recommendation on CEO compensation in consultation with its independent consultant, consults with the other independent directors, and then approves the CEO compensation.

Executive Officer Pay Decisions

The CEO makes recommendations to the Committee regarding the base salary, annual cash incentive awards, and equity awards for each executive officer other than himself. These recommendations are based on the CEO’s assessment of each executive officer’s performance during the year, competitive compensation data, and internal pay parity considerations. The CEO reports on the performance of the executive officers and their business units during the year in light of corporate goals and objectives. The CEO bases his evaluation on his knowledge of each executive officer’s performance and from others with knowledge of their performance, including feedback provided by the executive officers and their direct reports. The Human Resources Group assists the CEO in developing each executive officer’s performance review and providing market compensation data for each role. In executing the responsibilities set forth in its charter, the Committee relies on a number of resources to provide input to the decision-making process.

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Independent consultant. The Committee retained Exequity LLP as its compensation adviser for fiscal 2016. Exequity provided advice and recommendations on many issues: total compensation philosophy; program design, including program goals, components, and metrics; compensation trends in the high technology sector and general market for senior executives; and the compensation of the CEO and the other executive officers. The Committee has considered the independence of Exequity in light of NASDAQ's listing standards for compensation committee independence and the rules of the Securities and Exchange Commission. The Committee requested and received a written confirmation from Exequity addressing the independence of the firm and its senior advisers working with the Committee. The Committee discussed these considerations and concluded that the work performed by Exequity did not raise any conflict of interest.

Management. The Committee also consults with management and Autodesk’s Human Resources Group regarding executive and non-executive employee compensation plans, including administration of Autodesk’s equity incentive plans.

Competitive Compensation Positioning

To ensure our executive compensation practices are competitive and consistent with the Committee’s guiding principles, Exequity and management provide the Committee with compensation data for each executive role. This data is drawn from a group of companies in relevant industries that compete with Autodesk for executive talent (the “compensation peer group”). Where sufficient data for our peer group was not available, market data from similar sized San Francisco Bay Area Software Companies was used. The Committee uses this data, as well as information about broader technology industry compensation practices, when deliberating on the compensation of the executive officers.

The compensation peer group is selected based upon multiple criteria, including industry positioning, competition for talent, company size, financial results and geographic footprint. The Committee reviews the compensation peer group each year to ensure that the comparisons remain meaningful and relevant.

For fiscal 2016 compensation, the compensation peer group included the following companies:

	Reported Fiscal	Revenue	Market Capitalization as of
Company	Year	($'s in Billions)	1/31/2016 ($'s in billions)
Adobe Systems, Inc.	27-Nov-15	4.80	44.37
Akamai Technologies, Inc.	31-Dec-15	2.20	8.08
CA, Inc.	31-Mar-15	4.26	11.85
Citrix Systems, Inc.	31-Dec-15	3.28	10.84
Electronic Arts, Inc.	31-Mar-15	4.52	20.01
Intuit Inc.	31-Jul-15	4.19	24.88
Juniper Networks, Inc.	31-Dec-15	4.86	9.06
National Instruments Corporation	31-Dec-15	1.23	3.63
Nuance Communications, Inc.	30-Sep-15	1.93	5.37
PTC Inc.	30-Sep-15	1.26	3.39
Red Hat, Inc.	28-Feb-15	1.79	12.79
salesforce.com, inc.	31-Jan-16	6.67	45.66
Synopsys, Inc.	30-Oct-15	2.24	6.50
Autodesk, Inc.	31-Jan-16	2.50	10.51
Autodesk Percentile Ranking		46%	46%

In September 2015, the Committee reviewed the compensation peer group that would be used for fiscal 2017 compensation decision making. As a result of this review, the Committee determined that each of the current peers were still appropriate but chose to add Mentor Graphics Corporation and NetApp, Inc., given their industry comparability and the fact that they both are competitors for executive talent.

2016 Proxy Statement 34

When determining the base salary, incentive targets, equity grants and target total direct compensation opportunity for each of our NEOs, the Committee references the median data from our compensation peer group for each component and in the aggregate. In practice, actual compensation awards may be above or below the median levels, depending on Autodesk’s financial and operational performance and each executive officer’s experience, skills and performance. The Committee believes that referencing the total compensation packages of the companies in the compensation peer group keeps Autodesk’s compensation competitive and within market norms, while also providing flexibility for variances in compensation where appropriate, based on each executive officer’s leadership, contributions and particular skills or expertise.

Principal Elements of the Executive Compensation Program

The principal elements of Autodesk’s executive compensation program are described below.

Element	Purpose	Operation	Payout	Performance Measures
Range
Base Salary	Forms basis for competitive compensation package	Base salary reflects competitive market conditions, individual performance, and internal parity	N / A	None
Short-term Incentive Opportunities	Motivate achievement of short-term growth, profitability and business model transition objectives

Target percentage determined by competitive market practices and internal parity

Earned values are determined by the extent to which performance compares to targeted goals established at the beginning of the performance period

			0% - 150% of target	FY 16: Performance against billings & subscriptions targets (or, in the case of the CEO, billings, subscriptions and deferred revenue)
Performance Stock Unit awards (“PSUs”)	Align compensation with key drivers of the business and relative shareholder return Encourage focus on near-term and long-term strategic objectives	Size of award determined by competitive market practices, corporate and individual performance and internal parity

Earned values are determined by the extent to which performance compares to targeted goals established at the beginning of the performance period

Vesting over three years

0% - 180% of target shares Change in Autodesk Stock Price	FY 16: Performance against billings and subscriptions targets, adjusted based upon Autodesk TSR relative to companies in the S&P Computer Software Select Index over one-, two- and three year performance periods

Autodesk stock price

Restricted Stock Unit Awards (“RSUs”)	Encourage focus on long-term shareholder value creation Promote retention

Size of award
determined by
competitive market
practices, corporate and
individual performance
and internal parity

Recipients earn shares if
they remain employed
through the vesting
period

Vesting over three years

			Change in Autodesk Stock Price	Autodesk stock price

2016 Proxy Statement 35

Base Salary

Base salary is used to provide the executive officers with a fixed amount of annual cash compensation. The Committee views base salary as a reliable source of income for the executive officers and an important recruiting and retention tool. The Committee sets base salaries at a competitive level that recognizes the scope, responsibility, and skills required of each position, as well as market conditions and internal pay equity.

In March 2015, the Committee considered an analysis of the base salary for each role, the CEO’s assessment of each executive officer’s experience, skills and performance level, and Autodesk’s performance. For the CEO, the Committee consulted the full Board to conduct a similar assessment of his experience, skills and performance. Based on those factors, the executive officers’ base salaries were increased by approximately 0% to 5% for fiscal 2016.

In December 2015, the base salary for Mr. Hanspal was increased by 20% to $550,000 as a result of market data, internal equity and his increased responsibilities in leading the Autodesk Product Group.

In March 2016, the Committee considered an analysis of the base salary for each role, but ultimately elected to keep base salary unchanged in light of the Company’s fiscal 2017 restructuring and a desire to keep spending flat.

Annual Short-Term Incentive Compensation

At the beginning of each fiscal year, the Committee establishes target award opportunities, payout metrics and performance targets for the annual cash incentive plans. These plans are intended to motivate and reward participants for achieving company-wide annual financial and non-financial objectives as well as individual objectives.

Target Award Opportunities

The Committee sets the target annual cash incentive award opportunity for each eligible executive officer based on competitive assessments, the executive’s particular role, and internal parity considerations. Based on the Committee’s review of these factors, the Committee set the fiscal 2016 cash incentive target for each of the NEOs at the same percentage as it was in fiscal 2015. These target opportunities are expressed as a percentage of the NEO’s annualized base salary, and range from 50% for Mr. Blum (who also is eligible for commission payments) to 125% for Mr. Bass. A NEO may receive an actual award that is greater or less than the target award opportunity, depending upon Autodesk’s performance.

Executive Incentive Plan

In fiscal 2016, bonus awards for each of our NEOs were funded under the Autodesk, Inc. Executive Incentive Plan (“Fiscal 2016 EIP”). Cash bonuses under this plan are generally intended to qualify as tax deductible “performance-based compensation” to the extent allowed under Section 162(m) of the Internal Revenue Code. At the beginning of the fiscal year, the Committee established funding performance thresholds, which, if achieved, would establish maximum Fiscal 2016 EIP funding at 190% of target. For fiscal 2016, the Committee selected billings growth, subscriptions and absolute TSR as the funding metrics. Autodesk’s fiscal 2016 performance of 4.7% growth in billings, 2.578 million in subscriptions exceeded the funding threshold while a -18.3% TSR (based on a 31-day average stock price at the beginning and at the end of fiscal 2016) did not exceed the funding thresholds. Overachievement of the billings and subscriptions metrics resulted in the maximum bonus award funding for each executive. The Committee then exercised its negative discretion to reduce the actual bonus awards for each of the participants based on pre-established performance measures (as described below).

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Company Performance Measures and Performance

At the beginning of fiscal 2016, the Committee approved Fiscal 2016 EIP performance measures to align our NEOs’ bonus opportunities with the Company’s strategic priorities of increasing subscriptions, billings and deferred revenue. In its exercise of negative discretion, the Committee considered the performance attainment versus specific targets to determine payouts. For the CEO, the Committee assessed the financial and operational performance of the Company based 56% on billings, 24% on subscriptions, and 20% on deferred revenue against targets set at the beginning of the fiscal year; the final award could range from 0% to 150% of target, depending on achieved performance level. This calculation yielded a bonus payout of 100.6% of target, as shown below:

	Weighting	Actual	Target	Payout
				Multiplier
Billings	56%	4.7% growth	5.2% growth	99.5%
Subscriptions	24%	2.578 million	2.634 million	97.9%
Deferred Revenue	20%	$1.519 billion	$1.423 billion	106.8%
Total	100%			100.6%

For the other NEOs, the Committee assessed the performance of the Company based 70% on billings and 30% on subscriptions against targets set at the beginning of the fiscal year; the final award could range from 0% to 150% of target award, depending on achieved performance level. This calculation yielded a bonus payout of 99.0% of target, as shown below:

	Weighting	Actual	Target	Payout
				Multiplier
Billings	70%	4.7% growth	5.2% growth	99.5%
Subscriptions	30%	2.578 million	2.634 million	97.9%
Total	100%			99.0%

Based on these target attainments, in March 2016 the Committee approved short-term incentive awards for the NEOs as follows:

	Short-Term		Short-Term Incentive Payout	Short-Term
	Incentive Target as a	Short-Term		Incentive Payout
	Percentage of Base	Incentive Target		as a Percentage
	Salary			of Target
Carl Bass	125%	$1,375,000	$1,383,250	100.6%
R. Scott Herren	75%	$427,500	$423,225	99.0%
Andrew Anagnost	75%	$315,000	$311,850	99.0%
Steve M. Blum (1)	50%	$237,500	$235,125	99.0%
Amar Hanspal (2)	75%	$352,769	$349,241	99.0%

(1)	The amounts disclosed for Mr. Blum do not include commissions for fiscal 2016 paid under his Sales Compensation Plan. See the discussion below for details on his sales commission-based awards and total short-term cash incentive.
(2)	Short term incentive target and payout for Mr. Hanspal were prorated for his base salary increase in December 2015.

Sales Compensation Plan for Mr. Blum

In addition to receiving the short-term incentive award described above, Mr. Blum was eligible to receive sales commissions. For fiscal 2016, Mr. Blum’s sales commission target was set at 50% of his base salary and was tied directly to his performance against pre-established gross billings targets. Given uncertainty relating to Autodesk’s evolving business model transition and the market environment that Autodesk was expected to face in fiscal 2016, the Committee believed that the target levels for this objective could reasonably be achieved through diligent efforts.

For fiscal 2016, Autodesk’s actual gross billings were approximately 99% of the target level set for Mr. Blum. As a result, Mr. Blum’s actual commission-based cash incentive was $235,230 which was at 99.6% of his target level.

The total sales commissions and short-term incentives paid to Mr. Blum for fiscal 2016 were as follows:

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		Short-Term		Short-Term
	Short-Term	Incentive Target	Short-Term	Incentive Payout
	Incentive Target	as a Percentage of	Incentive Payout	as a Percentage of
		Base Salary		Target
Sales Commission	$236,250	50%	$235,230	99.6%
Short-Term Incentive	$237,500	50%	$235,125	99.0%
Total	$473,750	100%	$470,355	99.3%

Beginning in fiscal 2017, Mr. Blum no longer participates in Autodesk’s sales compensation plan. Instead, Mr. Blum’s fiscal 2017 short-term cash incentives will be based exclusively on the fiscal 2017 EIP. This change reflects Mr. Blum’s broader role across the Company and aligns his incentive compensation with other NEOs. As a result of this change, Mr. Blum’s base salary, short term incentive target and sales commission target were adjusted while his total target cash compensation remained the same.

Fiscal 2017 Executive Incentive Plan

In fiscal 2017, the bonus awards for each of our NEOs will continue to be determined under the Autodesk, Inc. Executive Incentive Plan. Near the beginning of the fiscal year, the Committee established funding performance thresholds, which, if achieved, would establish maximum Fiscal 2017 EIP funding at 190% of target. For fiscal 2017, the Committee selected net new model subscription additions, new model ARR and total subscription renewal rate as the funding metrics. The Committee believes that the new metrics for fiscal 2017 better reflect the current drivers of success in our business model transformation.

If the funding metrics are achieved, in its exercise of negative discretion, the Committee will consider the performance attainment versus specific targets to determine payouts. The Committee will assess the financial and operational performance of the Company based on the following metrics and weighting:

Performance Metric	CEO Weighting	Other NEO Weighting
Net New Model Subscription Additions	32%	40%
New Model ARR	24%	30%
Non-GAAP Total Spend	12%	15%
Total Subscription Renewal Rate	12%	15%
Deferred Revenue	20%

The final awards, for our CEO and NEOs, could range from 0% to 150% of target, depending on achieved performance level.

Long-Term Incentive Compensation

Autodesk uses long-term incentive compensation in the form of equity awards to align executive pay opportunities with stockholder value creation, and to motivate and reward executive officers for effectively executing longer-term strategic and operational objectives.

March 2015 Equity Awards

During fiscal 2016, the Committee approved equity awards in the form of PSUs and RSUs for the NEOs. The Committee elected to use a mix of PSUs and RSUs to complement the performance aspects of PSUs with the long-term retention component of RSUs. In fiscal 2016, our CEO received 60% of his awards in PSUs and 40% in RSUs, while the other NEOs received 50% of their awards in PSUs and 50% in RSUs.

In arriving at the total number of PSUs and RSUs to award to an executive officer, the Committee considered Autodesk’s performance in fiscal 2015; competitive market data for the executive’s position; the historical grants to, and outstanding equity held by, the executive; the individual performance of the executive; and internal pay parity considerations. In particular, the Committee noted the progress of Autodesk’s business model transition, an 18.1% increase in billings, a 21.1% increase in subscriptions, and our annual TSR of 5.4%.

2016 Proxy Statement 38

As a result of this analysis, the following equity awards were approved for NEOs in March 2015:

	Target Number of Shares Subject to	Number of Shares Subject to RSU
	PSU Award (#)	Award (#)
Carl Bass	81,000	54,000
R. Scott Herren(1)	36,000	N / A
Andrew Anagnost	18,500	18,500
Steve M. Blum	18,500	18,500
Amar Hanspal	18,500	18,500

(1) Mr. Herren received 36,000 RSUs upon joining the Company in November 2014 and 36,000 PSUs in March 2015 in accordance with the terms of his offer letter.

PSU Awards

The current PSU design was adopted following extensive stockholder outreach and incorporates a number of features stockholders identified as being most important, namely, multiple performance metrics, TSR relative to peers, and a multi-year measurement period.

The PSU awards provide for a minimum, target and maximum number of shares to be earned based upon predetermined performance criteria. For fiscal 2016 awards, PSU vesting will be contingent upon achievement of performance goals adopted by the Committee (“Performance Results”) and Autodesk’s TSR compared against companies in the S&P Computer Software Select Index (“Relative TSR”) over one-, two- and three-year performance periods. In fiscal 2016, we measured Performance Results based on annual billings and subscriptions. The use of billings and subscriptions goals motivates management to drive Autodesk’s ongoing business model transition and this, combined with Relative TSR, aligns these awards with the long-term interests of our stockholders.

The PSUs are split into three traunches:

●	Up to one third of the PSUs may vest following year one, depending upon the achievement of Performance Results for year one as well as 1-year Relative TSR (covering year one).
●	Up to one third of the PSUs may vest following year two, depending upon the achievement of Performance Results for year two as well as 2-year Relative TSR (covering years one and two).
●	Up to one third of the PSUs may vest following year three, depending upon the achievement of Performance Results for year three as well as 3-year Relative TSR (covering years one, two and three).

Performance Results for the relevant performance period could result in PSU attainment of 0% to 150% of target. Once the Performance Results percentage is established, it is multiplied by a percentage ranging from 80% to 120%, depending on Autodesk’s Relative TSR for the period. The combined impact of these performance criteria is that PSUs could be earned from 0% to 180% of target. The chart below illustrates the attainment mechanics for the PSUs approved in fiscal 2016.

2016 Proxy Statement 39

An executive who has received PSU grants in three successive years will have a portion of the total PSU shares vesting in that third year be based on the combination of 3-year, 2-year and 1-year relative TSR (see “Vesting of PSUs” below for an illustration of this cumulative effect of multiple PSU grants)

RSU Awards

The time-based RSU awards granted to the NEOs in fiscal 2016 vest in three equal annual installments from the date of grant. RSUs help us retain executives in a competitive environment and provide further incentive to focus on longer-term stockholder value creation.

Vesting of PSUs

In March 2016, the Committee reviewed and certified the attainment levels for performance measures for the first traunch of PSUs awarded in March 2015, the second traunch of PSUs awarded in March 2014 and the third traunch of PSUs awarded in March 2013. For each award, the Committee measured the following performance:

Fiscal 2016 billings and subscriptions attainment versus target:

				Payout
	Weighting	Actual	Target	Multiplier
Billings	70%	4.7% growth	5.2% growth	99.5%
Subscriptions	30%	2.578 million	2.634 million	97.9%
Total	100%			99.0%

Autodesk TSR relative to companies in the S&P Computer Software Select Index:

●	For the March 2013 awards, Relative TSR for fiscal 2014 through fiscal 2016 resulted in a 99% multiplier.
●	For the March 2014 awards, Relative TSR for fiscal 2015 through fiscal 2016 resulted in a 96% multiplier.
●	For the March 2015 awards, Relative TSR for fiscal 2016 resulted in an 87% multiplier.

2016 Proxy Statement 40

The combination of billings, subscriptions, and Relative TSR results yielded the following PSU attainments:

March 2013		Fiscal 2016 Billings and Subscriptions Goal Attainment 99.0%		Fiscal 2014 - Fiscal 2016		Percent of PSU
3rd Traunch	:		X	Relative TSR	=	Target Award
Fiscal 2014 Award				99%		98.0%

March 2014				Fiscal 2015 – Fiscal 2016		Percent of PSU
2nd Traunch	:		X	Relative TSR	=	Target Award
Fiscal 2015 Award				96%		95.0%

March 2015				Fiscal 2016		Percent of PSU
1st Traunch	:		X	Relative TSR	=	Target Award
Fiscal 2016 Award				87%		86.1%

Based on this performance, the PSU awards were earned as follows:

	March 2013 Award		March 2014 Award		March 2015 Award
	3rd Traunch		2nd Traunch		1st Traunch
	Target	Actual	Target	Actual	Target	Actual
	Number of	Number of	Number of	Number of	Number of	Number of
	PSUs	PSUs Earned	PSUs	PSUs Earned	PSUs	PSUs Earned
Carl Bass	41,580	40,748	30,000	28,500	27,540	23,711
R. Scott Herren(1)	N / A	N / A	N / A	N / A	12,240	10,538
Andrew Anagnost	4,950	4,851	6,600	6,270	6,290	5,415
Steve M. Blum	4,125	4,042	4,950	4,702	6,290	5,415
Amar Hanspal	4,950	4,851	6,600	6,270	6,290	5,415

(1) Mr. Herren joined the Company in November 2014 and did not receive PSUs in March 2013 or March 2014.

March 2016 Equity Awards

In March 2016, the Committee approved a mix of PSUs and RSUs for each of our NEOs. The fiscal 2017 PSU awards are structured in the same manner as the fiscal 2016 PSU awards, except fiscal 2017 financial performance results will be measured by 40% net new model subscription adds, 30% by new model annualized recurring revenue, 15% by non-GAAP total spend and 15% by total subscription renewal rate. The performance will continued to be adjusted based on Autodesk’s TSR compared against companies in the S&P Computer Software Select Index over one-, two- and three-year performance periods. The Committee believes the fiscal 2017 performance metrics reflect the current drivers of success in our business model transformation.

Our CEO received 60% of his award in PSUs and 40% in RSUs, while the other NEOs received 50% of their awards in PSUs and 50% in RSUs.

Executive Benefits

Welfare and Other Employee Benefits

Autodesk has established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. The plan is intended to qualify under Section 401(a) of the Code so that contributions by employees, and income earned on plan contributions, generally are not taxable to employees until withdrawn.

Other benefits provided to the executive officers are the same as those provided to all of Autodesk’s full-time employees. These include medical, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. Autodesk also makes contributions to health savings plans on behalf of any employee who is a participant in a plan with a high deductible feature.

2016 Proxy Statement 41

Perquisites and Other Personal Benefits

Autodesk does not, as a general practice, provide material benefits or special considerations to the executive officers that it does not provide to other employees. However, from time to time, when deemed appropriate by the Committee, certain executive officers receive perquisites and other personal benefits that are competitively prudent or otherwise in Autodesk’s best interest.

In connection with Mr. Herren’s appointment as Senior Vice President and Chief Financial Officer in fiscal 2015, the Company entered into an offer letter. The offer letter provided Mr. Herren with certain living and relocation assistance, including commuting benefits, a relocation allowance, and home sale and purchase assistance, due to the distance (at the time we hired him) between his home and the Company’s headquarters. The amount of those reimbursements was based on actual costs incurred by Mr. Herren, and was consistent with market practice when hiring senior executives in this situation. Please see “Executive Compensation-Summary Compensation Table and Narrative Disclosure,” on page 45 for the aggregate amount of such perquisites.

Employment Agreement and Post-Employment Compensation

Employment Agreement with the CEO

The terms and conditions of Mr. Bass’ employment are set forth in an employment agreement. This agreement provides general protection for Mr. Bass in the event of termination without cause or resignation for good reason and has been a valuable tool to retain his services and defines the respective rights of the Company and Mr. Bass. The protections afforded to him in the event of a change of control provide Autodesk with an increased level of confidence that he will remain with Autodesk up to and for some period of time after a change of control. This continuity in the event of a change in control may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control. Details of the agreement with Mr. Bass can be found beginning on page 52.

Change in Control Program

To ensure the continued service of key executive officers in the event of a potential change-in-control of Autodesk, the Board has adopted the Autodesk, Inc. Executive Change in Control Program. Each of the NEOs, among other employees, is a participant in the program. The payments and benefits available under this program are designed to encourage the continued services of the NEOs in the event of a potential change-in-control of Autodesk and to allow for a smooth leadership transition thereafter. Further, these arrangements are intended to provide incentives to the NEOs to execute strategic initiatives that are aligned with shareholder value creation, even if these initiatives may result in the elimination of a NEO’s position.

The Executive Change in Control Program provides continuity in the event of a change-in-control transaction, which is designed to further enhance stockholder value. Payment and benefits under the Executive Change in Control Program are provided only in the event of a qualifying termination of employment following a change-in-control (“double trigger”). Autodesk does not offer tax reimbursement or “gross-up” payments under the Executive Change in Control Program.

The material terms and conditions of the Executive Change in Control Program, as well as an estimate of the potential payments and benefits payable in the event of a termination of employment in connection with a change-in-control of Autodesk, are set forth in “Change-in-Control Arrangements and Employment Agreements” below.

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Other Compensation Policies

Mandatory Stock Ownership Guidelines

The Board believes that stock ownership by the executive officers is important to tie the risks and rewards inherent in stock ownership to the executive officers; and has adopted mandatory guidelines for stock ownership by executive officers. During fiscal 2016, these mandatory ownership guidelines required all executive officers to hold a fixed number of shares of Autodesk’s Common Stock at the appropriate executive officer level. This is intended to create clear guidelines that tie a portion of the executive officer’s net worth to the performance of Autodesk’s stock price. The current stock ownership guidelines are as follows:

	CEO	Executive Vice President	Senior Vice President
Minimum Number of Shares to be Owned	100,000	30,000	15,000

Executive officers have four years from the later of either (i) December 2013 or (ii) their hire or promotion to a new, higherlevel position, to satisfy the required level of stock ownership. For purposes of satisfying the required stock ownership level, shares of Common Stock subject to outstanding RSU and PSU awards are counted as shares owned. As of the end of fiscal 2016, each of the NEOs satisfied the mandatory stock ownership guidelines.

Clawback Policy

Executive officer cash incentive-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct caused a material restatement of our financial statements.

Derivatives Trading and Anti-Hedging Policy

Executive officers, members of the Board, and all other employees are prohibited from investing in derivative securities related to Autodesk’s Common Stock and engaging in short sales or other short-position transactions in shares of Autodesk’s Common Stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of Common Stock or PSU or RSU awards, which have been granted by the Committee. Autodesk’s insider trading policy prohibits the trading of derivatives or the hedging of Autodesk’s common equity securities by all employees, including the executive officers, and members of the Board.

Equity Award Grant Policy

All equity awards granted to the executive officers are approved by the Committee. Approval of the equity awards for the executive officers generally occurs at the Committee’s regularly scheduled quarterly meetings.

Regulatory Considerations and Practices

Autodesk continuously reviews and evaluates the impact of the tax laws and accounting practices and related interpretations on the executive compensation program. For example, the Committee considers Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), which results in recognition of compensation expense for share-based payment awards, and Section 409A of the Code, which affects deferred compensation arrangements, as it evaluates, structures, and implements changes to the program.

Deductibility Limitation

Section 162(m) of the Code generally limits to $1 million the amount of compensation that a company may deduct for federal income tax purposes in any taxable year with respect to the CEO and each of the next three most highly-compensated executive officers (excluding the chief financial officer). Generally, remuneration in excess of $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exemption from the deduction limit. The compensation income realized upon the exercise of options to purchase shares of Common Stock granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Autodesk Executive Incentive Plan and the 2012 Employee Stock Plan are structured with the intention that awards granted under these plans could qualify for tax deductibility. However, to maintain flexibility and promote simplicity in the administration of these arrangements, we may award other compensation under these plans, such as annual incentive cash payments, PSU and RSU awards, that are not designed to qualify for tax deductibility under the Code.

2016 Proxy Statement 43

Further, while mindful that the ability to fully deduct compensation paid to senior executives has benefits, the Committee believes that Autodesk should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating the executive officers in a manner that can best promote Autodesk’s objectives, which aligns the executive officers' interests with the stockholders' interests. Therefore, Autodesk has not adopted a policy that requires all compensation to be deductible. The Committee intends to continue to compensate the executive officers in a manner consistent with Autodesk’s best interests and the best interests of the stockholders.

Taxation of Deferred Compensation

Section 409A of the Code imposes significant additional taxes in the event an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Section 409A applies to a wide range of compensation arrangements, including traditional nonqualified deferred compensation plans, certain equity awards, and severance arrangements. To assist employees with avoiding additional taxes under Section 409A, Autodesk has structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if, in connection with a change in control, they receive payments or benefits that exceed certain prescribed limits. In addition, the relevant company or a successor may forfeit a deduction on the amounts subject to this additional tax. Autodesk did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2015. In addition, Autodesk has not agreed and is not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement or to otherwise address the application of Sections 280G or 4999 in connection with payments or benefits arising from a change in control.

Accounting for Stock-Based Compensation

Autodesk follows ASC Topic 718 for stock-based compensation awards. ASC Topic 718 requires Autodesk to measure the compensation expense for all share-based payment awards made to employees (including executive officers) and members of the Board, including options to purchase shares of Common Stock, based on the grant date “fair value” of these awards. Fair value is calculated for accounting purposes and reported in the compensation tables below, even though the executive officers and directors may never realize any value from their awards. ASC Topic 718 also requires Autodesk to recognize the compensation cost of these share-based payment awards in the income statements over the period that an employee or director is required to render service in exchange for the stock option or other award.

Report of the Compensation Committee

The Compensation and Human Resources Committee of the Board of Directors, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities regarding compensation matters and, pursuant to its Charter, is responsible for determining the compensation of Autodesk’s executive officers. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K with Autodesk’s management team. Based on this review and discussion, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Mary T. McDowell, Chair
Scott Ferguson
Thomas Georgens
Stacy J. Smith

2016 Proxy Statement 44

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, summarizes our named executive officers’ compensation for fiscal 2016, 2015 and 2014. The named executive officers are Carl Bass (President and Chief Executive Officer), R. Scott Herren (Senior Vice President and Chief Financial Officer), and the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2016, the last day of our most recent fiscal year. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary

Named executive officers are paid a cash-based salary. We did not provide equity or other non-cash items to our named executive officers as salary compensation during fiscal 2016, 2015 and 2014.

Bonus

This column represents payments made to our named executive officers for amounts that relate to: Autodesk and individual performance under the Autodesk, Inc. Incentive Performance Plan for fiscal 2016; signing bonuses, as in the case of Mr. Herren, who received a sign-on bonus paid in two equal $75,000 installments, paid in fiscal 2016 and fiscal 2015; and other miscellaneous amounts, such as payments made in recognition of years of service as part of an Autodesk company-wide program.

Stock Awards

Amounts shown in this column do not reflect compensation actually received by our named executive officers. Instead, the amounts reported represent the aggregate grant date fair values of performance-based restricted stock unit (“PSU”) awards and restricted stock unit (“RSU”) awards, as determined pursuant to ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2016 Annual Report on Form 10-K filed on March 23, 2016.

Equity and Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation represents amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan (EIP) for all executive officers shown. The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded. Cash amounts awarded under the EIP are payable in the first quarter of the following fiscal year.

All Other Compensation

This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, authorized spouse travel and gifts in connection with business trips, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. Generally, unless the items included in this category exceed the greater of $25,000 or 10% of the total amount of perquisites received by a given named executive officer, individual perquisites are not separately identified and quantified.

2016 Proxy Statement 45

The Summary Compensation Table below presents information concerning the total compensation of our named executive officers for fiscal 2016, 2015 and 2014. Mr. Herren was not an employee in fiscal 2014, so his compensation information is not presented for that period. Mr. Anagnost and Mr. Hanspal were not Named Executive Officers in fiscal 2015 and 2014, so their compensation is not presented for those periods.

					Non-Equity
					Incentive
				Stock	Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(e)	($) (f)	($)	($)	($)
Carl Bass,	2016	1,094,508	—	9,615,521	1,383,250	83,398	12,176,677
President, Chief Executive Officer (a)	2015	1,060,323	—	8,526,158	1,448,428	5,544	11,040,453
	2014	1,027,654	—	6,866,867	399,769	3,000	8,297,290
R. Scott Herren,	2016	570,000	75,000	778,219	423,225	227,826	2,074,270
Senior Vice President and	2015	142,500	75,000	2,079,720	116,805	22,570	2,436,595
Chief Financial Officer (b)
Andrew Anagnost	2016	416,769	—	2,256,279	311,850	45,938	3,030,836
Senior Vice President,
Industry Strategy & Marketing (c)
Steven M. Blum,	2016	472,577	—	2,097,062	470,355	116,429	3,156,423
Senior Vice President,	2015	460,000	—	1,217,421	824,320	57,573	2,559,314
Worldwide Sales and Services (d)	2014	443,700	—	696,093	336,564	20,022	1,496,379
Amar Hanspal,	2016	467,155	—	2,256,279	349,241	9,215	3,081,890
Senior Vice President,
Autodesk Product Group
____________________

(a)	Mr. Bass' fiscal 2016 other compensation includes $40,739 authorized spouse travel and gifts in connection with a business trip, tax gross-ups of $38,442 for certain perquisites, the 401(k) plan match, and standard health benefits.
(b)	Mr. Herren's fiscal 2016 other compensation includes $173,480 relocation expenses, $30,834 authorized spouse travel and gifts in connection with a business trip, tax gross-ups of for certain perquisites, the 401(k) plan match, and standard health benefits. Mr. Herren became Senior Vice President and Chief Financial Officer on November 1, 2014. His fiscal 2015 salary and annual incentive compensation are pro-rated for a partial year of service.
(c)	Mr. Anagnost's fiscal 2016 other compensation includes tax gross-ups of for certain perquisites, authorized spouse travel and gifts in connection with a business trip, the 401(k) plan match, and standard health benefits.
(d)	Mr. Blum’s Non-Equity Incentive Plan Compensation consists of amounts earned as sales commissions during fiscal 2016. Commissions and sales bonuses are paid quarterly for the previous quarter’s commissions and bonus earned.

Fiscal 2016
Sales commissions	$235,230
Short-term cash incentive plan (EIP)	235,125
Total	$470,355

Mr. Blum’s fiscal 2016 other compensation includes $62,893 authorized spouse travel and gifts in connection with a business trip, tax gross-ups of $46,462 for certain perquisites, the 401(k) plan match, and standard health benefits.
(e)	Bonus amounts consist of Mr. Herren’s $150,000 sign-on bonus paid in two $75,000 installments in fiscal 2016 and fiscal 2015.
(f)	Amounts consist of the aggregate grant date value for PSU and RSU awards computed in accordance with FASB ASC Topic 718, based on target levels of achievement (the probable outcome at grant) in the case of PSUs. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 23, 2016. The maximum value of PSU awards is capped at 180% of target. The maximum values for PSU awards granted in fiscal 2016 are as follows: Mr. Bass: $11,462,331; Mr. Herren: $1,400,795; Mr. Anagnost: $2,058,640; Mr. Blum: $1,772,050; and Mr. Hanspal: $2,058,640. Actual PSU awards earned in fiscal 2016 by the other named executive officers are shown in “Long-Term Incentive Compensation" in the “Compensation Discussion and Analysis.”

2016 Proxy Statement 46

Grants of Plan-Based Awards in Fiscal 2016

Grants of plan-based awards reflect grants made to our named executive officers under our non-equity incentive plans and equity compensation plans during fiscal 2016.

The following table includes potential threshold, target and maximum amounts payable under our short-term cash incentive plan (EIP) for performance during fiscal 2016, and do not constitute compensation on top of the amounts included in the Summary Compensation Table. However, these amounts do not reflect amounts actually earned for fiscal 2016. The following table also includes amounts relating to PSUs and RSUs issued under our 2012 Employee Plan. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. See “Annual Incentive Award Decisions" and “Long-Term Incentive Compensation" in the “Compensation Discussion and Analysis” beginning on page 28 for actual amounts earned in fiscal 2016 by the named executive officers and further discussion of the role of plan-based and other awards in our overall executive compensation program.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during fiscal 2016:

								All Other
								Stock	Grant Date
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Awards:	Fair Value
		Equity Incentive Plan Awards (a)			Equity Incentive Plan Awards (b)			Number of	of Stock
	Grant	Threshold				Target	Maximum	Shares of	Awards ($)
Name	Date	($)	Target ($)	Maximum ($)	Threshold ($)	(#)	(#)	Stock (#)(c)	(d)
Carl Bass	3/12/2015	—	—	—	—	—	—	54,000	3,247,560
	3/12/2015	—	—	—	—	41,580	74,844	—	2,693,968
	3/12/2015	—	—	—	—	30,000	54,000	—	1,923,000
	3/12/2015	—	—	—	—	27,540	49,572	—	1,750,993
		—	1,375,000	2,612,500	—	—	—	—	—
R. Scott Herren	3/12/2015	—	—	—	—	12,240	22,032	—	778,219
		—	427,500	812,250	—	—	—	—	—
Andrew Anagnost	3/12/2015	—	—	—	—	—	—	18,500	1,112,590
	3/12/2015	—	—	—	—	4,950	8,910	—	320,711
	3/12/2015	—	—	—	—	6,600	11,880	—	423,060
	3/12/2015	—	—	—	—	6,290	11,322	—	399,918
			315,000	598,500	—	—	—	—	—
Steve M. Blum	3/12/2015	—	—	—	—	—	—	18,500	1,112,590
	3/12/2015	—	—	—	—	4,125	7,425	—	267,259
	3/12/2015	—	—	—	—	4,950	8,910	—	317,295
	3/12/2015	—	—	—	—	6,290	11,322	—	399,918
		—	473,750	N/A	—	—	—	—	—
Amar Hanspal	3/12/2015	—	—	—	—	—	—	18,500	1,112,590
	3/12/2015	—	—	—	—	4,950	8,910	—	320,711
	3/12/2015	—	—	—	—	6,600	11,880	—	423,060
	3/12/2015	—	—	—	—	6,290	11,322	—	399,918
		—	352,769	670,261	—	—	—	—	—

2016 Proxy Statement 47

____________________

(a)	Reflects target and maximum dollar amounts payable under the EIP for performance during fiscal 2016, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Mr. Blum’s amount in the “Target” column includes a fiscal 2016 target short-term cash incentive award of $237,500 and target sales commissions of $236,250. Mr. Blum’s maximum short-term cash incentive plan award is the same as the maximum for other named executive officers, but sales commissions do not have a preset maximum limit.
(b)	Represents shares of our Common Stock subject to each of the PSU awards granted to the named executive officers in fiscal 2016 under our 2012 Employee Plan. These columns show the awards that were possible at the threshold, target and maximum levels of performance. Shares were to be earned based upon annual billings and subscriptions goals for fiscal 2016 adopted by the Compensation Committee (the “Annual Financial Results”), as well as TSR compared against the companies in the S&P Computer Software Select Index (“Relative TSR”). In each case, Annual Financial Results for the relevant performance period could result in PSU attainment, subject to the Relative TSR modifier, of 0%-150% of target. Once that Annual Financial Results percentage is established, it is multiplied by a percentage ranging from 80%-120%, depending on Autodesk's Relative TSR performance for the period. Ultimately, PSUs could be earned from 0%-180% of target. Actual PSU awards earned in fiscal 2016 by the named executive officers under this program are shown in “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis.”
(c)	RSUs vest in three equal annual installments beginning on the first anniversary of the date of grant.
(d)	Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 23, 2016. These amounts do not correspond to the actual value that will be realized by the named executive officers upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

2016 Proxy Statement 48

Outstanding Equity Awards at Fiscal 2016 Year End

The following table presents information concerning outstanding unexercised options and unvested RSU awards for each named executive officer as of January 31, 2016. This table includes options and RSUs granted under the 2012 Employee Plan and the 2008 Employee Stock Plan. Unless otherwise indicated, all options granted to named executive officers vested at the rate of 25% per year over the first four years of the option term and all RSU awards vest in three equal annual installments beginning on the first anniversary of the date of grant.

	Option Awards					Stock Awards
										Equity
										Incentive
								Market	Equity	Plan
						Number		Value of	Incentive	Awards:
						of Shares		Shares of	Plan Awaeds:	Market or
		Number of	Number of			of Stock		Stock	Number of	Payout
		Securities	securities			That		That	Unearned	Value of
		Underlying	Underlying	Option		Have		Have Not	Shares That	Unearned
		Unexercised	Unexercised	Exercise	Option	Not		Vested	Have	Shares That
	Grant	Options (#)	Options (#)	Price	Expiration	Vested		($)	Not Vested	Have Not
Name	Date	Exercisable	Unexercisable	($)	Date	(#)		(a)	(#)	Vested ($)
Carl Bass	3/24/2011	300,000	—	43.81	3/24/2021	—		—	—	—
	3/21/2013	—	—	—	—	40,748	(b)	1,907,840	—	—
	3/21/2013	—	—	—	—	27,720		1,297,850	—	—
	3/25/2014	—	—	—	—	28,500	(c)	1,334,370	—	—
	3/25/2014	—	—	—	—	40,000		1,872,800	—	—
	3/12/2015	—	—	—	—	23,711	(d)	1,110,149	—	—
	3/12/2015	—	—	—	—	54,000		2,528,280	—	—
R. Scott Herren	11/3/2014	—	—	—	—	24,000		1,123,680	—	—
	3/12/2015	—	—	—	—	10,538	(d)	493,389	—	—
Andrew Anagnost	3/21/2013	—	—	—	—	4,851	(b)	227,124	—	—
	3/21/2013	—	—	—	—	4,950		231,759	—	—
	3/25/2014	—	—	—	—	6,270	(c)	293,561	—	—
	3/25/2014	—	—	—	—	13,200		618,024	—	—
	3/12/2015	—	—	—	—	5,415	(d)	253,530	—	—
	3/12/2015	—	—	—	—	18,500		866,170	—	—
Steve M. Blum	3/24/2011	50,000	—	43.81	3/24/2021	—		—	—	—
	3/21/2013	—	—	—	—	4,042	(b)	189,246	—	—
	3/21/2013	—	—	—	—	4,125		193,133	—	—
	3/25/2014	—	—	—	—	4,702	(c)	220,148	—	—
	3/25/2014	—	—	—	—	9,900		463,518	—	—
	3/12/2015	—	—	—	—	5,415	(d)	253,530	—	—
	3/12/2015	—	—	—	—	18,500		866,170	—	—
Amar Hanspal	3/24/2011	27,500	—	43.81	3/24/2021	—		—	—	—
	3/21/2013	—	—	—	—	4,851	(b)	227,124	—	—
	3/21/2013	—	—	—	—	4,950		231,759	—	—
	3/25/2014	—	—	—	—	6,270	(c)	293,561	—	—
	3/25/2014	—	—	—	—	13,200		618,024	—	—
	3/12/2015	—	—	—	—	5,415	(d)	253,530	—	—
	3/12/2015	—	—	—	—	18,500		866,170	—	—
____________________

(a)	Market value of RSUs that have not vested is computed by multiplying (i) $46.82, the closing price on the NASDAQ of Autodesk Common Stock on January 29, 2016, the last trading day of fiscal 2016, by (ii) the number of shares of stock underlying RSU awards.
(b)	Awards relate to the third year traunch of PSU awards granted on March 21, 2013 under the 2012 Plan. These PSUs were subject to achievement of annual net billings and total subscriptions for fiscal 2016 adopted by the Compensation Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The third year traunch of these PSUs were earned as of January 31, 2016 and subject to vest on March 28, 2016.
(c)	Award relates to the second year traunch of PSU awards granted on March 25, 2014 under the 2012 Plan. These PSUs were subject to achievement of annual net billings and total subscriptions for fiscal 2016 adopted by the Compensation Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The second year traunch of these PSUs were earned as of January 31, 2016 and subject to vest on March 28, 2016.
(d)	Awards relate to the first year traunch of PSU awards granted on March 12, 2015 under the 2012 Plan. These PSUs were subject to achievement of annual net billings and total subscriptions for fiscal 2016 adopted by the Compensation Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The first year traunch of these PSUs were earned as of January 31, 2016 and subject to vest on March 28, 2016.

2016 Proxy Statement 49

Option Exercises and Stock Vested at Fiscal 2016 Year End

The following table presents certain information concerning the vesting of stock awards held by each of the named executive officers during fiscal 2016.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Named Executive Officer	Exercise (#)	Exercise ($) (a)	Vesting (#)	Vesting ($) (a)
Carl Bass	—	—	223,097	13,783,163
R. Scott Herren	—	—	12,000	682,680
Andrew Anagnost	4,000	232,436	33,056	2,052,524
Steve M. Blum	—	—	30,036	1,868,508
Amar Hanspal	14,161	920,465	39,132	2,435,009
____________________

(a)	For options exercised, reflects the number of shares acquired upon exercise multiplied by the difference between the closing market price of our Common Stock as reported on the NASDAQ on the date of exercise and the exercise price of the underlying stock option. For stock awards vested, reflects the number of shares acquired on vesting of RSUs or PSUs multiplied by the closing market price of our Common Stock as reported on the NASDAQ on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2016

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including named executive officers) may defer compensation earned such as salary or awards under the short-term cash incentive plan (EIP). Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. Autodesk does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. Prior to April 2013, we maintained our Autodesk, Inc. Equity Incentive Deferral Plan, which permitted certain executive officers to defer up to 50% of their EIP award.

2016 Proxy Statement 50

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during fiscal 2016:

	Executive
	Contributions	Aggregate
	(Distributions)	Earnings/	Aggregate
	in Fiscal	(Losses) in	Balance at
Named Executive Officer	Year ($)	Fiscal Year ($) (a)	Fiscal Year End ($)
Carl Bass	63,462	(321)	63,141
R. Scott Herren	—	—	—
Andrew Anagnost	(288,946)	(92,469)	2,230,796
Steve M. Blum	124,660	(36,418)	717,786
Amar Hanspal	—	(203)	29,455
____________________

(a)	None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.

Change-in-Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change-in-control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board in March 2006 and amended most recently in September 2013. Mr. Bass has a change-in-control provision in his employment agreement, as noted below.

Executive Change in Control Program

Under the terms of the Program, if, within sixty days prior or twelve months following a "change in control," an executive officer who participates in the Program is terminated without "cause," or voluntarily terminates his or her employment for "good reason" (as those terms are defined in the Program), the executive officer will receive (among other benefits), following execution of a release and non-solicit agreement:

●	An amount equal to one and one-half times the sum of the executive officer’s annual base salary and average annual bonus, plus the executive officer’s pro-rata bonus, provided the Company bonus targets are satisfied, payable in a lump sum;
●	Acceleration of all of the executive officer’s outstanding incentive equity awards, including stock options and RSUs; and
●	Reimbursement of the total applicable premium cost for medical and dental coverage for the executive officer and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.
●	An executive officer who is terminated for any other reason will receive severance or other benefits only to the extent the executive would be entitled to receive them under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the executive officer receiving the greatest amount of benefits.

As defined in the Program, a “change in control” occurs if any person acquires 50% or more of the total voting power represented by voting securities, if Autodesk sells all or substantially all its assets, if Autodesk merges or consolidates with another corporation, or if the composition of the Board changes substantially.

2016 Proxy Statement 51

Employment Agreement with Carl Bass

In March 2013, Autodesk entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” or following the completion of a Board-requested executive “transition period,” as each such term is defined in Mr. Bass's employment agreement.

In the event Mr. Bass's employment is terminated by Autodesk without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) payment of 200% of his then current base salary for 12 months; (ii) payout of his pro-rata bonus for the fiscal year in which termination occurs, provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then-outstanding, unvested equity awards (other than any awards that vest in whole or in part based on performance); (iv) with respect to his then outstanding unvested equity awards that vest in whole or in part based on performance, those awards will vest, as if he had remained continuously employed by Autodesk through the end of the 12-month performance period in which his employment is terminated, based on the extent, if any, that the underlying performance criteria for those awards are satisfied for that performance period; (v) a period of not less than 12 months to exercise any vested stock options that were granted to Mr. Bass on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated); and (vi) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass's employment is terminated by Autodesk without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 200% of his then current annual base salary and average annual bonus; (ii) payout of his pro-rata bonus for the fiscal year of Autodesk in which termination occurs provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria; (iv) a period of not less than twelve (12) months to exercise any vested stock options that were granted to Mr. Bass by Autodesk on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated); and (v) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 18 months following termination or the date Mr. Bass becomes covered under similar health plans.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the named executive officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control, and termination in the event of disability or death of the executive. The amounts shown for all named executive officers assume that such termination was effective as of January 31, 2016, and include all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2016 fiscal year or, in the case of Mr. Bass, pursuant to his employment agreement, discussed above. Estimated amounts for share-based compensation are based on the closing price of our Common Stock on the NASDAQ on Friday, January 29, 2016, which was $46.82 per share. The actual amounts for all named executive officers to be paid out can only be determined at the time of such executive’s separation.

2016 Proxy Statement 52

Carl Bass

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
	Voluntary	Reason	For Cause	Reason
	Termination	(Except Change	Termination	(Change in
	on	in Control)	on	Control)	Disability on	Death on
Executive Benefits and Payments	1/31/2016 ($)	Termination on	1/31/2016 ($)	Termination on	1/31/2016 ($)	1/31/2016 ($)
Compensation:
Base Salary (1)	—	2,200,000	—	2,200,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	1,383,250	—	3,376,856	1,383,250	—
Equity Awards (3)	—	10,339,729	—	14,247,326	14,247,326	14,247,326
Benefits and perquisites:
Health Insurance (4)	—	23,410	—	35,116	23,410	—
Disability Income (5)	—	—	—	—	1,756,122	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,100,000	1,100,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	—	13,946,389	—	19,859,298	18,510,108	17,347,326

R. Scott Herren

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
	Voluntary	Reason	For Cause	Reason
	Termination	(Except Change	Termination	(Change in
	on	in Control)	on	Control)	Disability on	Death on
Executive Benefits and Payments	1/31/2016 ($)	Termination on	1/31/2016 ($)	Termination on	1/31/2016 ($)	1/31/2016 ($)
Compensation:
Base Salary (1)	—	—	—	855,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	1,064,475	—	—
Equity Awards (3)	—	—	—	2,809,200	2,809,200	2,809,200
Benefits and perquisites:
Health Insurance (4)	—	—	—	30,424	20,283	—
Disability Income (5)	—	—	—	—	2,336,930	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,710,000	1,710,000
Life Insurance (7)	—	—	—	—	—	1,710,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	4,759,099	6,876,413	6,229,200

2016 Proxy Statement 53

Andrew Anagnost

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2016 ($)	1/31/2016 ($)	1/31/2016 ($)	1/31/2016 ($)	1/31/2016 ($)	1/31/2016 ($)
Compensation:
Base Salary (1)	—	—	—	630,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	685,661	—	—
Equity Awards (3)	—	—	—	3,431,906	3,431,906	3,431,906
Benefits and perquisites:
Health Insurance (4)	—	—	—	34,674	23,116	—
Disability Income (5)	—	—	—	—	2,553,624	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	4,782,241	8,008,646	7,431,906

Steven M. Blum

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
	Voluntary	Reason	For Cause	Reason
	Termination	(Except Change	Termination	(Change in
	on	in Control)	on	Control)	Disability on	Death on
Executive Benefits and Payments	1/31/2016 ($)	Termination on	1/31/2016 ($)	Termination on	1/31/2016 ($)	1/31/2016 ($)
Compensation:
Base Salary (1)	—	—	—	712,500	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	1,196,664	—	—
Sales Commissions and
Bonus (8)	—	—	—	352,845	—	—
Equity Awards (3)	—	—	—	3,045,641	3,045,641	3,045,641
Benefits and perquisites:
Health Insurance (4)	—	—	—	35,116	23,410	—
Disability Income (5)	—	—	—	—	2,593,567	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	5,342,766	7,662,618	7,045,641

2016 Proxy Statement 54

Amar Hanspal

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
	Voluntary	Reason	For Cause	Reason
	Termination	(Except Change	Termination	(Change in
	on	in Control)	on	Control)	Disability on	Death on
Executive Benefits and Payments	1/31/2016 ($)	Termination on	1/31/2016 ($)	Termination on	1/31/2016 ($)	1/31/2016 ($)
Compensation:
Base Salary (1)	—	—	—	825,000	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	787,494	—	—
Equity Awards (3)	—	—	—	3,431,906	3,431,906	3,431,906
Benefits and perquisites:
Health Insurance (4)	—	—	—	35,116	23,410	—
Disability Income (5)	—	—	—	—	2,492,673	—
Accidental Death or
Dismemberment (6)	—	—	—	—	550,000	550,000
Life Insurance (7)	—	—	—	—	—	550,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	5,079,516	6,497,989	4,531,906
____________________

(1)	Base Salary: For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2016. For the other named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2016 fiscal year.
(2)	Short-Term Cash Incentive Plan (EIP): For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2016. For the other named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2016 fiscal year. These amounts are based on the cash value of the short-term cash incentive plan.
(3)	Equity Awards: Pursuant to the Company's form of RSU and PSU award agreement, in the case of Disability or Death, unvested time-based RSUs vest in full and unvested PSUs vest at target. For Mr. Bass, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with his employment agreement that was in effect as of January 31, 2016. For the other named executive officers, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with the Executive Change in Control Program effective during the 2016 fiscal year. Reported values are based on the closing price of our Common Stock on January 29, 2016 ($46.82 per share) for RSUs and PSUs.
(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement that was in effect as of January 31, 2016, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents. The amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects twelve months of coverage after separation. The amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflect eighteen months of coverage after separation. For the other named executive officers, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and his or her dependents (i) in the case of the Disability column, for twelve months in accordance with Autodesk's benefits program, and (ii) in the case of the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column, for eighteen months after separation in accordance with the Executive Change in Control Program effective during the 2016 fiscal year.
(5)	Disability Income: Reflects the estimated present value of all future payments to each executive under his or her elected disability program, which represent 100% of base salary for the first 90 days, and then 66- 2/3% of salary thereafter, with a maximum of $20,000 per month, until the age of 67. These payments would be made by the insurance provider, not by Autodesk.
(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of the executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of the executive’s death.
(8)	Sales Commissions and Bonus: For Mr. Blum, amounts reflect the fiscal 2016 sales commissions and bonuses earned.

2016 Proxy Statement 55

Compensation of Directors

During fiscal 2016, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000 and
	RSUs ($250,000 equivalent)
Non-executive Chairman of the Board	an additional	$65,000
Chair of the Audit Committee	an additional	$25,000
Chair of the Compensation and Human Resources Committee	an additional	$20,000
Chair of the Corporate Governance and Nominating Committee	an additional	$10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders' meeting and ends on the date of the next annual stockholders meeting (“Directors' Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk's fiscal 2016.

No later than December 31 of the year prior to a director's re-election to the Board, the director can elect to receive up to 100% of his or her annual fees in the form of RSUs issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The RSUs are issued at the beginning of the Directors' Compensation Cycle on the date of the annual meeting of stockholders and will vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date. For the period from June 10, 2014 through June 10, 2015, all of our non-employee directors, except  Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West, elected to convert 100% of the cash portion of their annual fees to RSUs. Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West did not elect to receive any portion of their annual fees in the form of RSUs and instead received 100% cash. For the period from June 10, 2015 through June 15, 2016, all of our non-employee directors, except Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West, elected to convert 100% of the cash portion of their annual fees to RSUs. Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West did not elect to receive any portion of their annual fees in the form of RSUs and instead received 100% cash. If elected, cash compensation is accrued monthly and paid quarterly, in arrears.

During fiscal 2016, Autodesk's 2012 Outside Directors' Stock Plan provided for the automatic grant of RSUs to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director would be provided an initial grant of RSUs with a grant date value of $450,000 on the date such director joined the Board (“Initial RSUs”), with subsequent annual grants of RSUs with a grant date value of $250,000 on the date of the Annual Meeting (“Subsequent Annual RSUs”). The Initial RSUs vest over a three-year period; Subsequent Annual RSUs vest over a one-year period.

The table below presents information concerning the compensation paid by us to each of our non-employee directors for fiscal 2016. Messrs. Clarke, Ferguson and Hill were not directors of the Company during fiscal 2016 and did not receive compensation from the Company during that period. Mr. Bass, who was an Autodesk employee during fiscal 2016, did not receive additional compensation for his service as a director.

2016 Proxy Statement 56

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Director	($) (a)	($) (b)	($)
Crawford W. Beveridge	140,000	249,949	389,949
J. Hallam Dawson (c)	75,000	264,911	339,911
Thomas Georgens	75,000	249,949	324,949
Per-Kristian Halvorsen (c)	85,000	266,933	351,933
Mary T. McDowell	95,000	268,919	363,919
Lorrie M. Norrington	100,000	269,903	369,903
Betsy Rafael	75,000	249,949	324,949
Stacy J. Smith	75,000	264,911	339,911
Steven M. West	75,000	249,949	324,949

(a)	Fees Earned or Paid in Cash reflects the dollar amounts of fees earned. As noted above, during fiscal 2016, directors could elect to receive up to 100% of their compensation in the form of RSUs in lieu of cash. The following table represents actual cash received by the directors in fiscal 2016 based on their elections. See footnote (b) for more information regarding the RSUs granted in lieu of cash.

Director	Fees Actually Paid in Cash ($)
Crawford W. Beveridge	140,000
J. Hallam Dawson	—
Thomas Georgens	75,000
Per-Kristian Halvorsen	—
Mary T. McDowell	—
Lorrie M. Norrington	—
Betsy Rafael	75,000
Stacy J. Smith	—
Steven M. West	75,000

(b)	The Stock Awards column reflects (i) the grant date fair value of the Initial RSUs and Subsequent Annual RSUs and (ii) the pro-rata grant date fair value of 20% of the stock awards the directors earned during fiscal 2016 in lieu of cash. The 20% represents the premium of $1.20 worth of stock for each $1.00 of cash compensation foregone. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2016 Annual Report on Form 10-K filed on March 23, 2016. These amounts do not correspond to the actual value that will be realized by the directors upon the vesting of RSUs or the sale of the Common Stock underlying such awards.
(c)	Messrs. Dawson and Halvorsen will not be standing for re-election at the 2016 annual meeting of stockholders.

2016 Proxy Statement 57

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 10, 2014, in lieu of cash foregone for the June 10, 2014, through June 10, 2015, Directors' Compensation Cycle:

	Restricted Stock Unit
		Number of Shares	Grant Date Fair	Grant Date Fair Value of the
	Total Number	Representing the	Value of Stock	20% Premium of the Stock
Director	of Shares (#)	20% Premium (#)	Awards ($)	Awards ($)
Crawford W. Beveridge	—	—	—	—
J. Hallam Dawson	1,664	277	89,989	14,980
Thomas Georgens	—	—	—	—
Per-Kristian Halvorsen	1,886	314	101,995	16,981
Mary T. McDowell	2,107	351	113,947	18,982
Lorrie M. Norrington	2,218	369	119,949	19,956
Betsy Rafael	—	—	—	—
Stacy J. Smith	1,664	277	89,989	14,980
Steven M. West	—	—	—	—

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 10, 2015, in lieu of cash foregone for the June 10, 2015, through June 15, 2016, Directors' Compensation Cycle:

	Restricted Stock Unit
	Total	Number of Shares	Grant Date Fair	Grant Date Fair Value
	Number of	Representing the	Value of Stock	of the 20% Premium of
Director	Shares (#)	20% Premium (#)	Awards ($)	the Stock Awards ($)
Crawford W. Beveridge	—	—	—	—
J. Hallam Dawson	1,637	272	89,986	14,952
Thomas Georgens	—	—	—	—
Per-Kristian Halvorsen	1,855	309	101,969	16,986
Mary T. McDowell	2,073	345	113,953	18,965
Lorrie M. Norrington	2,183	363	120,000	19,954
Betsy Rafael	—	—	—	—
Stacy J. Smith	1,637	272	89,986	14,952
Steven M. West	—	—	—	—

The following table shows the total amounts and fair values of Subsequent Annual RSUs and Initial RSUs granted during fiscal 2016.

	Restricted Stock Unit
			Grant Date Fair
		Number of	Value of Stock
Director	Grant Date	Shares (#)	Awards ($)
Crawford W. Beveridge	6/10/2015	4,547	249,949
J. Hallam Dawson	6/10/2015	4,547	249,949
Thomas Georgens	6/10/2015	4,547	249,949
Per-Kristian Halvorsen	6/10/2015	4,547	249,949
Mary T. McDowell	6/10/2015	4,547	249,949
Lorrie M. Norrington	6/10/2015	4,547	249,949
Betsy Rafael	6/10/2015	4,547	249,949
Stacy J. Smith	6/10/2015	4,547	249,949
Steven M. West	6/10/2015	4,547	249,949

2016 Proxy Statement 58

The aggregate number of each director's stock options and RSUs outstanding at January 31, 2016, was:

	Aggregate Number of Shares	Aggregate Number of Shares
	Underlying Stock Options	Underlying Outstanding Restricted
Directors	Outstanding	Stock Units
Crawford W. Beveridge	28,000	4,547
J. Hallam Dawson	20,000	6,184
Thomas Georgens	—	4,547
Per-Kristian Halvorsen	—	6,402
Mary T. McDowell	24,000	6,620
Lorrie M. Norrington	50,000	6,730
Betsy Rafael	—	4,547
Stacy J. Smith	50,000	6,184
Steven M. West	—	4,547

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2016.

(c)
	(a)	(b)	Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding	(excluding securities
	warrants and rights (in	options, warrants	reflected in column (a)) (in
Plan category	millions) (#)	and rights ($)	millions) (#)
Equity compensation plans approved by security holders	9.3	37.06	62.9	(1)
Total	9.3	37.06	62.9
____________________

(1)	Included in this amount are 43.3 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.

2016 Proxy Statement 59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2016, for each person or entity who is known by Autodesk to own beneficially more than 5% of the outstanding shares of Autodesk Common Stock, each of Autodesk’s directors (including the nominees for directors), each of the named executive officers, and all directors and executive officers as a group.

	Common Stock	Percentage
	Beneficially	Beneficially
5% Stockholders, Directors and Officers (1)	Owned (2)	Owned (3)
Principal Stockholders:
The Vanguard Group, Inc. (4)	19,337,475	8.5%
Clearbridge Investments, LLC (5)	15,757,104	7.0%
BlackRock, Inc. (6)	13,737,429	6.1%
Eminence Capital, LP (7)	13,079,213	5.8%
Sachem Head Capital Management LP (8)	12,890,000	5.7%
Soroban Capital GP LLC (9)	12,800,490	5.7%
Non-Employee Directors:
Crawford W. Beveridge (10)	51,773	*
Jeff Clarke (11)	—	*
J. Hallam Dawson (12)	73,900	*
Scott Ferguson (13)	12,890,000	5.7%
Tom Georgens	16,608	*
Per-Kristian Halvorsen (14)	23,938	*
Richard (Rick) S. Hill (15)	—	*
Mary T. McDowell (16)	56,940	*
Lorrie M. Norrington (17)	66,074	*
Betsy Rafael	1,361	*
Stacy J. Smith (18)	81,828	*
Steven M. West	33,205	*
Named Executive Officers:
Carl Bass (19)	422,870	*
R. Scott Herren	14,232	*
Andrew Anagnost	44,697	*
Steven M. Blum (20)	93,869	*
Amar Hanspal (21)	126,462	*
All directors and executive officers as a group (19 individuals) (22)	14,100,851	6.2%
____________________

* Represents less than one percent (1%) of the outstanding Common Stock.

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares the individual or entity has the right to acquire within 60 days of March 31, 2016, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2016, was 226,326,732.
(4)	As of December 31, 2015, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 10, 2016, The Vanguard Group, Inc. was deemed to have sole voting power with respect to 424,912 shares, sole dispositive power with respect to 18,888,178 shares, shared voting power with respect to 22,400 shares, and shared dispositive power with respect to 449,297 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

2016 Proxy Statement 60

(5)

As of December 31, 2015, the reporting date of Clearbridge Investments, LLC's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 16, 2016, Clearbridge Investments, LLC was deemed to have sole voting power with respect to 15,401,064 shares, sole dispositive power with respect to 15,757,104 shares, and shared voting and shared dispositive power with respect to 0 shares. The address of Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.

(6)

As of December 31, 2015, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on January 25, 2016, BlackRock, Inc. was deemed to have sole voting power with respect to 11,878,306 shares, sole dispositve power with respect to 13,737,429 shares, and shared voting and dispositive power with respect to 0 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(7)

Based on a Schedule 13D/A filed with the SEC on March 11, 2016, pursuant to which (a) Eminence Capital, LP reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 13,079,213 shares, (b) Eminence GP, LLC reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 10,610,020 shares and (c) Ricky C. Sandler reported to have sole voting and dispositive power with respect to 3,375 shares and shared voting and dispositive power with respect to 13,079,213 shares. The address of the reporting persons is 65 East 55th Street, 25th Floor, New York, NY 10022.

(8)

Based on a Schedule 13D/A filed with the SEC on March 11, 2016, pursuant to which (a) each of Sachem Head Capital Management LP, Uncas GP LLC, and Scott D. Ferguson reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 12,890,000 shares, and (b) Sachem Head GP LLC reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 7,175,000 shares. The address of the reporting persons is 399 Park Avenue, 32nd Floor, New York, NY 10022.

(9)

As of December 31, 2015, the reporting date of Soroban Capital GP LLC's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 16, 2016, Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt were deemed to have shared voting and dispositive power with respect to 12,800,490 shares, of which Soroban Master Fund LP held shared voting and dispositive power with respect to 12,800,490 shares. None of those parties held sole voting and dispositive power with respect to the shares. The address of Soroban Capital GP LLC, Soroban Capital Partners GP LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt is 444 Madison Avenue, 21st Floor, New York, NY 10022. The address of Soroban Master Fund, LP is 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands.

(10)	Includes 24,000 shares subject to options exercisable within 60 days of March 31, 2016.
(11)	Upon appointment to the Board on March 11, 2016, Mr. Clarke was granted 8,042 restricted stock units, none of which vest within 60 days of March 31, 2016.
(12)	Includes 20,000 shares subject to options exercisable within 60 days of March 31, 2016. Mr. Dawson will not stand for re-election at the 2016 annual meeting of stockholders.
(13)

Based on a Schedule 13D/A filed with the SEC on March 11, 2016. Mr. Ferguson reported to have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 12,890,000 shares. See footnote 8 above for further information. Mr. Ferguson’s address is 399 Park Avenue, 32nd Floor, New York, NY 10022. Upon appointment to the Board on March 11, 2016, Mr. Ferguson was granted 8,042 restricted stock units, none of which vest within 60 days of March 31, 2016.

(14)	Dr. Halvorsen will not stand for re-election at the 2016 annual meeting of stockholders.
(15)	Upon appointment to the Board on March 11, 2016, Mr. Hill was granted 8,042 restricted stock units, none of which vest within 60 days of March 31, 2016.
(16)	Includes 24,000 shares subject to options exercisable within 60 days of March 31, 2016.
(17)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2016.
(18)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2016.
(19)

Includes 300,000 shares subject to options exercisable within 60 days of March 31, 2016. Includes 90,057 shares held by an irrevocable trust, as to which Mr. Bass holds sole voting rights, but no dispositive rights, as special voting trustee. Mr. Bass disclaims beneficial ownership of the shares held in trust except to the extent of his pecuniary interest.

(20)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2016.
(21)	Includes 27,500 shares subject to options exercisable within 60 days of March 31, 2016.
(22)	Includes 545,500 shares subject to options exercisable within 60 days of March 31, 2016.

2016 Proxy Statement 61

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk's Related Party Transactions Policy states that all transactions between or among Autodesk and its wholly-owned subsidiaries and any Related Party, as defined in the Policy, requires the prior written approval of the Chief Financial Officer. Non-routine transactions with vendors and suppliers to Autodesk and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in an SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2016, we are not aware of any late Section 16(a) filings, except for one late report on Form 4 due to a clerical error, relating to the sale of shares pursuant to a 10b5-1 trading plan, for Jan Becker.

2016 Proxy Statement 62

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board consisting solely of independent directors as required by the listing standards of the NASDAQ and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on Autodesk's website at www.autodesk.com under “Investor Relations—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and oversight of the management of risks associated with the Company’s financial reporting, accounting and auditing matters. The Audit Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, Ernst & Young LLP, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing Ernst & Young LLP’s audit work; reviewing and pre-approving any audit and permissible nonaudit services and fees that may be performed by Ernst & Young LLP; reviewing with management and Ernst & Young LLP compliance by Autodesk with establishing and maintaining an adequate system of internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of Ernst & Young LLP on our audit engagement team as required by regulation; reviewing the Company’s treasury policies and tax positions; and overseeing the performance of our internal audit function. The Audit Committee establishes and oversees compliance by Autodesk with the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and Ernst & Young LLP. The Audit Committee held 10 meetings during fiscal 2016. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Within this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2016 with management and Ernst & Young LLP.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.” The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, on a regular basis in fiscal 2016 and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board (and the Board has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016, for filing with the SEC.

2016 Proxy Statement 63

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Betsy Rafael (Chair)
J. Hallam Dawson
Lorrie M. Norrington
Steven M. West

2016 Proxy Statement 64

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, shares of Common Stock represented by proxy will be voted in accordance with the discretion of the proxy holders.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Autodesk urges you to vote at your earliest convenience.

THE BOARD OF DIRECTORS

May 2, 2016
San Rafael, California

2016 Proxy Statement 65

AUTODESK, INC.
111 MCINNIS PARKWAY
SAN RAFAEL, CA 94903
ATTN: JOHN CLANCY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
1a.	Carl Bass	☐	☐	☐
1b.	Crawford W. Beveridge	☐	☐	☐
1c.	Jeff Clarke	☐	☐	☐
1d.	Scott Ferguson	☐	☐	☐
1e.	Thomas Georgens	☐	☐	☐
1f.	Richard S. Hill	☐	☐	☐
1g.	Mary T. McDowell	☐	☐	☐
1h.	Lorrie M. Norrington	☐	☐	☐
1i.	Betsy Rafael	☐	☐	☐
1j.	Stacy J. Smith	☐	☐	☐
1k.	Steven M. West	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2017.	☐	☐	☐
3	Approve, on an advisory (non-binding) basis,the compensation of Autodesk, Inc.'s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com

2016 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. ("Autodesk"), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 2, 2016, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of Autodesk to be held on June 15, 2016, at 3:00 p.m., at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk's Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2017, and FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk's named executive officers.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side